EXHIBIT 99.3




                    STOCK PURCHASE AGREEMENT

                          by and among

                   EMBOTELLADORA ANDINA S.A.,

                 INVERSIONES DEL ATLANTICO S.A.,

                    INVERSIONES FREIRE LTDA.,

                  INVERSIONES FREIRE DOS LTDA.,

                     THE COCA-COLA COMPANY,

              COCA-COLA INTERAMERICAN CORPORATION,

                  COCA-COLA DE ARGENTINA S.A.,

                  CITICORP BANKING CORPORATION

                               and

                   BOTTLING INVESTMENT LIMITED


                  Dated as of September 5, 1996


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                    STOCK PURCHASE AGREEMENT

                       TABLE OF CONTENTS


     ARTICLE 1 PURCHASE AND SALE OF SHARES                      2
          1.1  Purchase and Sale of CIPET Shares.               2
          1.2  Purchase and Sale of INTI Shares and CIPET Debt  2
          1.3  Purchase and Sale of CIPET Shares, INTI
               Shares and CIPET Debt                            2
          1.4  Definitions                                      3

     ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF ANDINA,
               ATLANTICO AND THE MAJORITY SHAREHOLDERS          3
          2.1  Power and Authority; Enforceability              4
          2.2  Organization                                     4
          2.3  No Conflict                                      4
          2.4  Investment Intent                                5
          2.5  Incorporation of Representation and Warranties   5

     ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF KO AND
               INTERAMERICAN                                    5
          3.1  Power and Authority                              6
          3.2  Organization                                     6
          3.3  Capital Stock                                    6
          3.4  Financial Statements                             7
          3.5  No Undisclosed Liabilities                       7
          3.6  No Conflict                                      8
          3.7  Litigation and Claims                            8
          3.8  Employee Contracts, Union Agreements and
               Benefit Plans                                    8
          3.9  Labor Relations                                  9
          3.10 Environmental Matters                           10
          3.11 Required Licenses and Permits                   10
          3.12 Insurance Policies                              11
          3.13 Contracts and Commitments                       11
          3.14 Absence of Certain Changes or Events            11
          3.15 Compliance With Law                             13
          3.16 Tax Matters                                     13
          3.17 Status as a Foreign Issuer;
               No Significant U.S. Presence                    14
          3.18 Investment Intent                               15
          3.19 No Third-Party Invasion of Territory Claims     15
          3.20 Inventory                                       15

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     ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF KO
               AND TCCC ARGENTINA                              15
          4.1  Power and Authority                             15
          4.2  Organization                                    16
          4.3  Capital Stock                                   16
          4.4  Financial Statements                            17
          4.5  No Undisclosed Liabilities                      17
          4.6  No Conflict                                     17
          4.7  Litigation and Claims                           18
          4.8  Employee Contracts, Union Agreements
               and Benefit Plans                               18
          4.9  Labor Relations                                 19
          4.10 Environmental Matters                           19
          4.11 Required Licenses and Permits                   20
          4.12 Insurance Policies                              20
          4.13 Contracts and Commitments                       21
          4.14 Absence of Certain Changes or Events            21
          4.15 Compliance With Law                             23
          4.16 Tax Matters                                     23
          4.17 Status as a Foreign Issuer;
               No Significant U.S. Presence                    24
          4.18 Investment Intent                               24
          4.19 Sale of Blowing Molds                           24
          4.20 Inventory                                       24

     ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF CITICORP
               AND SPC                                         25
          5.1  Power and Authority; Enforceability             25
          5.2  Organization                                    25
          5.3  Capital Stock                                   25
          5.4  No Conflict                                     26

     ARTICLE 6 CERTAIN COVENANTS AND AGREEMENTS                26
          6.1  Inspection and Access to Information;
               Confidentiality                                 26
          6.2  Further Assurances                              27
          6.3  Public Announcements                            27
          6.4  Tax Covenants                                   27
          6.5  Reorganization of CICAN                         28
          6.6  Spirit of the Transactions                      29
          6.7  Accounting for Operating Results.               30
          6.8  SPC Covenants.                                  30
          6.9  Covenants in  Andina Purchase Agreement         30
          6.10 Rights of Citicorp and SPC Under Andina
               Purchase Agreement                              30
          6.11 Andina Board of Directors                       30

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     ARTICLE 7 MANAGEMENT OF INTI AND CIPET BY ANDINA
               AND ATLANTICO                                   31
          7.1  Management Authority and Responsibility.        31
          7.2  Right of Access                                 31
          7.3  Reports                                         31
          7.4  No Compensation; Expenses                       32
          7.5  Effect of Termination of this Agreement         32

     ARTICLE 8 CONDITIONS                                      33
          8.1  Conditions to Each Party's Obligations          33
          8.2  Conditions to Obligations of the INTI
               Parties and the CIPET Parties                   33
          8.3  Conditions to Obligations of Andina Parties     34
          8.4  No Other Conditions; Effect of Certain Breaches 35

     ARTICLE 9 ACTIONS REQUIRED AT CLOSING                     35
          9.1  Share Certificates of CIPET                     35
          9.2  Share Certificates of SPC to TCCC Argentina     36
          9.3  Share Certificates of INTI; Assignment of
               CIPET Debt                                      36
          9.4  Share Certificates of SPC to Interamerican      36
          9.5  Share Certificates of CIPET and INTI;
               CIPET Debt                                      36
          9.6  Purchase Price                                  37
          9.7  Further Assurances                              37

     ARTICLE 10 INDEMNIFICATION                                37
          10.1 Survival                                        37
          10.2 Indemnification by Andina Parties               38
          10.3 Indemnification by KO, TCCC Argentina and
               Interamerican                                   39
          10.4 Indemnification by Citicorp and SPC             42
          10.5 Notice of Claim                                 42
          10.6 Third Party Claims                              42

     ARTICLE 11 TERMINATION                                    43
          11.1 Termination and Abandonment                     43
          11.2 Effect of Termination                           44

     ARTICLE 12 MISCELLANEOUS                                  44
          12.1 Entire Agreement; Amendment                     44
          12.2 Successors and Assigns                          44
          12.3 Schedules and Exhibits                          45
          12.4 Counterparts                                    45
          12.5 Headings                                        45
          12.6 Modification and Waiver                         45
          12.7 Notices                                         45

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          12.8 GOVERNING LAW                                   46
          12.9 Construction                                    47
          12.10 Specific Performance                           47
          12.11 Consent to Jurisdiction, Etc.                  47
          12.12 Translations                                   47
          12.13 No Third-Party Beneficiaries                   48
          12.14 "Including"                                    48
          12.15 References                                     48
          12.16 Material Adverse Effect                        48
          12.17 Expenses                                       48
          12.18 Exchange Rate                                  48
          12.19 Severability                                   49

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                    STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made and entered into this 5th day of September, 1996, by and among EMBOTELLADORA ANDINA S.A., a corporation organized under the laws of Chile ("Andina"), INVERSIONES DEL ATLANTICO S.A., a corporation organized under the laws of Argentina ("Atlantico"), INVERSIONES FREIRE LTDA., a limited liability company organized under the laws of Chile ("Freire One"), INVERSIONES FREIRE DOS LTDA., a limited liability company organized under the laws of Chile ("Freire Two," and together with Freire One, the "Majority Shareholders"), THE COCA-COLA COMPANY, a corporation organized under the laws of Delaware, U.S.A. ("KO"), COCA-COLA INTERAMERICAN CORPORATION, a corporation organized under the laws of Delaware, U.S.A. ("Interamerican"), COCA-COLA DE ARGENTINA S.A., a corporation organized under the laws of Argentina ("TCCC Argentina"), CITICORP BANKING CORPORATION, a banking corporation organized under the laws of Delaware, U.S.A. ("Citicorp"), and BOTTLING INVESTMENT LIMITED, a corporation organized under the laws of the Cayman Islands ("SPC").


                   W I T N E S S E T H:

     WHEREAS, Interamerican owns of record and beneficially
7,802,259 shares of the capital stock of INTI S.A. Industrial Y
Comercial ("INTI") representing approximately 78.7% of the outstanding shares of capital stock of INTI (the "INTI
Shares");

     WHEREAS, TCCC Argentina owns of record and beneficially
40,006,163,999 shares of the capital stock of Complejo
Industrial Pet (CIPET) S.A. ("CIPET") representing all of the outstanding shares of capital stock of CIPET (other than one share held by a nominee) (the "CIPET Shares");

     WHEREAS, both Interamerican and TCCC Argentina are direct or indirect wholly owned subsidiaries of KO;

     WHEREAS, Andina owns of record and beneficially 99.9% of the outstanding shares of capital stock of Atlantico;

     WHEREAS, Citicorp owns of record and beneficially all of the outstanding shares of capital stock of SPC;

     WHEREAS, pursuant to a Stock Purchase Agreement dated of even date herewith (the "Andina Purchase Agreement"), SPC will acquire 24,000,000 shares of the Common Stock of Andina (the "Common Stock"), which will represent more than 6% of the outstanding shares of capital stock of Andina;


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     WHEREAS, the parties hereto desire to effect a series of
transactions relating to the acquisition by Interamerican and TCCC Argentina of all of the outstanding shares of SPC and the acquisition by Atlantico of the INTI Shares, the CIPET Shares and the CIPET Debt (as defined in Section 1.2);

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:


                            ARTICLE 1
                   PURCHASE AND SALE OF SHARES

     Upon the terms and subject to the conditions of this Agreement, the parties hereto agree as follows:

     1.1 PURCHASE AND SALE OF CIPET SHARES Citicorp agrees to purchase from TCCC Argentina and TCCC Argentina agrees to sell, transfer, convey and deliver to Citicorp at the Closing good and marketable title in and to the CIPET Shares. In exchange, TCCC Argentina agrees to purchase from Citicorp and Citicorp agrees to sell, transfer, convey and deliver to TCCC Argentina at the Closing good and marketable title in and to a number of shares of capital stock of SPC ("SPC Stock") which shall be equal to (x) the number of outstanding shares of SPC Stock multiplied by (y) the quotient obtained by dividing (i) the CIPET Equity Value (as defined in Section 1.4) by (ii) the sum of the CIPET Equity Value, the INTI Equity Value (as defined in
Section 1.4) and the CIPET Debt Value (as defined in Section 1.4) (such number of shares of SPC Stock to be acquired by TCCC Argentina is referred to herein as the "TCCC Argentina Acquired SPC Shares").

     1.2 PURCHASE AND SALE OF INTI SHARES AND CIPET DEBT. Citicorp agrees to purchase from Interamerican and Interamerican agrees to sell, transfer, convey and deliver to Citicorp at the Closing good and marketable title in and to the INTI Shares and to the U.S. $66,363,532.30 of indebtedness owed to Interamerican by CIPET (the "CIPET Debt"). In exchange, Interamerican agrees to purchase from Citicorp and Citicorp agrees to sell, transfer, convey and deliver to Interamerican at the Closing good and marketable title in and to a number of shares of SPC Stock which shall be equal to (x) the number of outstanding shares of SPC Stock multiplied by (y) the quotient obtained by dividing (i) the INTI Equity Value and the CIPET Debt Value by (ii) the sum of the CIPET Equity Value, the INTI Equity Value and the CIPET Debt Value (such number of shares of SPC Stock to be acquired by Interamerican is referred to herein as the "Interamerican Acquired SPC Shares").

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     1.3  PURCHASE AND SALE OF CIPET SHARES, INTI SHARES AND
CIPET DEBT. Atlantico agrees to purchase from Citicorp and Citicorp agrees to sell, transfer, convey and deliver to Atlantico at the Closing good and marketable title in and to the CIPET Shares, the INTI Shares and the CIPET Debt. In exchange, Atlantico agrees to pay Citicorp an amount equal to the Aggregate Andina Subscription Price (as defined in Section 1.4).

     1.4 DEFINITIONS. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

     "Aggregate Andina Subscription Price" shall mean
24,000,000 shares multiplied by the Andina Per Share
Subscription Price.

     "Aggregate Market Value" shall mean the product of (i) 24,000,000 shares, times (ii) (A) the closing trading price on the New York Stock Exchange as of the second trading day prior to the Closing of an American Depository Share representing shares of the Common Stock of Andina divided by (B) six.

     "Andina Per Share Subscription Price" shall mean the per share price of Andina Common Stock fixed by the Andina Board of Directors in accordance with Section 4.6 of the Andina Purchase Agreement as the purchase price of shares of Andina Common Stock in connection with the Preemptive Rights Offering (as defined in Section 4.6 of the Andina Purchase Agreement).

     "CIPET Debt Value" shall equal U.S. $66,363,532.30, which is the amount payable by CIPET in respect of the CIPET Debt.

     "CIPET Equity Value" shall equal (i) 13.5% times (ii) (A) the Aggregate Market Value, minus (B) the CIPET Debt Value.

     "INTI Equity Value" shall equal (i) 86.5% times (ii) (A) the Aggregate Market Value, minus (B) the CIPET Debt Value.


                       ARTICLE 2
              REPRESENTATIONS AND WARRANTIES
    OF ANDINA, ATLANTICO AND THE MAJORITY SHAREHOLDERS

     Andina, Atlantico and the Majority Shareholders hereby jointly and severally represent and warrant to KO, Interamerican, TCCC Argentina, Citicorp and SPC as follows (except that (x) the representations and warranties in Sections 2.1, 2.2 and 2.3 of this Agreement relating to the Majority Shareholders, (y) the representations and warranties in Sections 2.1, 2.2, 2.3 and 2.6 of the Andina Purchase Agreement relating to the Majority Shareholders incorporated by reference in Section 2.5 of this Agreement, and
(z) the representations and warranties in

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Section 2.17 of the Andina Purchase Agreement to the extent relating to the ultimate parent entity of Andina incorporated by reference in Section 2.5 of this Agreement are made severally by the Majority Shareholders only):

     2.1  POWER AND AUTHORITY; ENFORCEABILITY.

          (a) Each of Andina, the Majority Shareholders and Atlantico (such parties sometimes being referred to herein collectively as the "Andina Parties") has all requisite power and authority to execute and deliver this Agreement, the Andina Purchase Agreement and each other agreement entered into on the date hereof pursuant to this Agreement or the Andina Purchase Agreement (collectively, including this Agreement, the "Operative Agreements") to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the approval of the Amendments (as defined in the Andina Purchase Agreement) on the part of the shareholders of Andina, the execution, delivery and performance of this Agreement and the other Operative Agreements by each of Andina, the Majority Shareholders and Atlantico which is a party thereto and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action.

          (b) Each of this Agreement and the other Operative Agreements has been duly executed and delivered by each of the Andina Parties which is a party thereto and constitutes the legal, valid and binding obligation of each such person enforceable against each such person in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization and other laws affecting the rights of creditors generally.

     2.2  ORGANIZATION.

          (a) Andina is a corporation duly organized and validly existing under the laws of Chile; Atlantico is a sociedad anonima duly organized and validly existing under the laws of Argentina; and each of the Majority Shareholders is a limited liability company duly organized and validly existing under the laws of Chile. Each of the Andina Parties has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified in each of the jurisdictions in which the conduct of its business or the ownership of its properties and assets requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect (as defined in Section 12.16) on the Andina Parties.

          (b) The copies of the articles of incorporation (escritura constitutiva) and Estatutos Sociales of Andina, Atlantico and each other Andina Subsidiary and the Majority Shareholders that have been delivered to KO, TCCC Argentina, Interamerican, Citicorp and SPC are the complete, true and correct articles of incorporation and Estatutos Sociales of Andina, the Andina Subsidiaries and the Majority Shareholders.


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     2.3  NO CONFLICT. The execution, delivery and performance
of this Agreement and the other Operative Agreements to which any of the Andina Parties is a party or of any other documents to be executed and delivered by any of the Andina Parties pursuant to this Agreement, the consummation by the Andina Parties of the transactions contemplated hereby or thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not (i) violate or conflict with any of the provisions of the Estatutos Sociales of Andina, Atlantico, any of the Majority Shareholders or any Andina Subsidiary, (ii) violate, conflict with or result in a breach or default under or cause the termination, modification or acceleration of any term or condition of any mortgage, indenture, contract, license, permit or other agreement, document or instrument to which any Andina Party or any Andina Subsidiary is a party or by which any Andina Party or any Andina Subsidiary or any of its properties may be bound, except in each case for any such violations, conflicts, breaches, defaults, terminations, modifications or accelerations that individually or in the aggregate would not have a Material Adverse Effect on the Andina Parties, (iii) violate any provision of applicable laws or regulations by which any Andina Party or any Andina Subsidiary or any of its properties may be bound or any order, judgment, decree or ruling of any governmental or arbitral authority or court of law applicable to any Andina Party or any Andina Subsidiary or its respective assets, except those which individually or in the aggregate would not have a Material Adverse Effect on the Andina Parties,
(iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind upon any asset of any Andina Party or any Andina Subsidiary, except those which individually or in the aggregate would not have a Material Adverse Effect on the Andina Parties, or (v) require the approval, authorization or act of, or the making by any Andina Party or any Andina Subsidiary of any declaration, filing or registration with, any federal, state or local authority, except those the absence of which would not have a Material Adverse Effect on the Andina Parties.

     2.4 INVESTMENT INTENT. Atlantico has been advised that the INTI Shares, the CIPET Shares and the CIPET Debt have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any other jurisdiction. Atlantico is acquiring the INTI Shares, the CIPET Shares and the CIPET Debt for investment only and not with a view to any public distribution thereof, and Atlantico will not offer to sell or otherwise dispose of the INTI Shares, the CIPET Shares or the CIPET Debt in violation of any of the registration requirements of the Securities Act or the securities laws of any other jurisdiction.

     2.5 INCORPORATION OF REPRESENTATION AND WARRANTIES. The representations and warranties set forth in Article 2 of the Andina Purchase Agreement are incorporated herein by reference with the same effect as if fully set forth herein (and any reference to Citicorp or SPC in such incorporated representations and warranties shall also for purposes of this Agreement be deemed to be a reference to KO, TCCC Argentina and Interamerican), and KO, Interamerican, TCCC Argentina, Citicorp and SPC are entitled to rely on such representations and warranties as if fully set forth herein.


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                            ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES
                     OF KO AND INTERAMERICAN

     KO and Interamerican hereby jointly and severally represent and warrant to Andina, the Majority Shareholders and Atlantico as follows:

     3.1  POWER AND AUTHORITY.

          (a) Each of Interamerican and INTI (collectively, the "INTI Parties") and KO has all requisite power and authority to execute and deliver this Agreement and the other Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Operative Agreements by KO and by each of the INTI Parties which is a party hereto and thereto and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action.

          (b) Each of this Agreement and the other Operative Agreements has been duly executed and delivered by KO and by each of the INTI Parties which is a party hereto and thereto and constitutes the legal, valid and binding obligation of each such person enforceable against each such person in accordance with their terms, in each case subject to applicable bankruptcy, insolvency, reorganization and other laws affecting the rights of creditors generally.

     3.2  ORGANIZATION.

          (a) INTI is a corporation duly organized and validly existing under the laws of Argentina, and each of KO and Interamerican is a corporation duly organized and validly existing under the laws of Delaware, U.S.A. Each of Interamerican and INTI has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified in each of the jurisdictions in which the conduct of its business or the ownership of its properties and assets requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on the INTI Parties.

          (b) INTI has no subsidiaries. Schedule 3.2(b) sets forth every ownership interest of INTI in any partnership or commercial corporation, joint venture or other entity. There are no outstanding options, subscriptions, rights or other commitments or obligations on the part of Interamerican or INTI to issue or dispose of or to redeem or acquire any shares of capital stock of INTI or other ownership interest therein.


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          (c)  The copies of the organizational documents of
Interamerican and INTI that have been delivered to Andina are complete, true and correct copies of such organizational documents.

     3.3  CAPITAL STOCK.

          (a) The authorized capital stock of INTI and the number of issued and outstanding shares thereof is set forth in
Schedule 3.3(a). All of such issued and outstanding shares of capital stock are validly issued, fully paid and nonassessable and, except as noted in Schedule 3.3(a), owned of record and beneficially by Interamerican directly or indirectly. No such shares have been issued in violation of, or will be subject to, any preemptive or any subscription rights. The transfer and delivery of the INTI Shares by Interamerican to Citicorp as contemplated by this Agreement will transfer good and valid title to the INTI Shares to Citicorp, free and clear of all liens, security interests, encumbrances, claims, charges and restrictions (other than any such liens, security interests, encumbrances, claims, charges and restrictions that may arise from the act of Citicorp). Except for this Agreement, neither Interamerican nor INTI has outstanding, and neither is bound by, any subscriptions, options, warrants, puts, calls, commitments, agreements, arrangements or rights of any character (including employee benefit plans) obligating INTI to issue, sell, purchase, redeem, repurchase, acquire, register, vote or transfer any shares of capital stock or any other equity security of INTI, including any right of conversion or exchange under any outstanding security or other instrument. All issuances, transfers, purchases or redemptions of the capital stock of INTI have been in compliance in all material respects with all applicable agreements and all applicable laws, and all taxes thereon payable by INTI have been paid. There are no shares of capital stock held in the treasury of INTI.

          (b) All of the capital stock of Interamerican is, directly or indirectly, owned beneficially by KO.

     3.4  FINANCIAL STATEMENTS.  INTI has furnished Andina
(i) the audited balance sheet of INTI, translated into U.S. Dollars, as of December 31, 1995, and the related unaudited statements of income, retained earnings and cash flows for the year then ended (the "Annual INTI Financial Statements") and
(ii) the unaudited balance sheet of INTI as of March 31, 1996 and the related unaudited statements of income, retained earnings and cash flows for the three-month period ended March 31, 1996 (the "Interim INTI Financial Statements"). The Annual INTI Financial Statements have been prepared and are presented in conformity with U.S. GAAP consistently applied throughout the periods involved (except as noted therein). The Annual INTI Financial Statements present fairly in all material respects the financial position and the results of operations and cash flows of INTI as of their respective dates and for the respective periods covered thereby. The Interim INTI Financial Statements present fairly in all material respects the financial position of INTI as of March 31, 1996, and the related results of their operations for the three-month period then ended (subject to normal and recurring year-end adjustments). As used in this Agreement, the term "INTI Financial Statements" means,

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collectively, the Annual INTI Financial Statements and the
Interim INTI Financial Statements. The audited balance sheet as of December 31, 1995, included in the INTI Financial
Statements is referred to herein as the "1995 INTI Balance Sheet."

     3.5 NO UNDISCLOSED LIABILITIES. INTI is not subject to any obligation or liability of any nature (including contingent liabilities and unasserted claims), which would be required by U.S. GAAP to be reflected on a consolidated balance sheet of INTI or the notes thereto and which is not reflected on the 1995 INTI Balance Sheet or the notes thereto, other than obligations pursuant to this Agreement or the transactions contemplated hereby and liabilities which individually or in the aggregate do not have a Material Adverse Effect on the INTI Parties.

     3.6 NO CONFLICT. The execution, delivery and performance of this Agreement and the other Operative Agreements to which any of the INTI Parties is a party or of any other documents to be executed and delivered by Interamerican and INTI pursuant to this Agreement, the consummation by Interamerican and INTI of the transactions contemplated hereby or thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not (i) violate or conflict with any of the provisions of the Estatutos Sociales or other organizational documents of Interamerican or INTI, (ii) except as set forth on Schedule 3.6, violate, conflict with or result in a breach or default under or cause the termination, modification or acceleration of any term or condition of any mortgage, indenture, contract, license, permit or other agreement, document or instrument to which Interamerican or INTI is a party or by which Interamerican or INTI or any of its properties may be bound, except in each case for any such violations, conflicts, breaches, defaults, terminations, modifications or accelerations that individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties, (iii) violate any provision of applicable laws or regulations by which Interamerican or INTI or any of their respective properties may be bound, or any order, judgment, decree or ruling of any governmental or arbitral authority or court of law applicable to Interamerican or INTI or its respective assets, except those which individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties, (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind upon any material asset of Interamerican or INTI, except those which individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties or
(v) require the approval, authorization or act of, or the making by Interamerican or INTI of any declaration, filing or registration with, any federal, state or local authority, except those the absence of which would not have a Material Adverse Effect on the INTI Parties.

     3.7  LITIGATION AND CLAIMS. Except as set forth in
Schedule 3.7, there are no lawsuits, claims, actions, investigations, indictments or information, or administrative, arbitration or other proceedings pending, or, to the knowledge of Interamerican threatened against INTI or involving any of its properties or businesses which (individually or in the aggregate), if adversely determined, would result in a Material Adverse Effect on the INTI Parties, and neither Interamerican nor INTI has any knowledge of any grounds for the assertion of any claim which if adversely determined would have such an effect. There are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to INTI.

     3.8  EMPLOYEE CONTRACTS, UNION AGREEMENTS AND BENEFIT
PLANS.

          (a) As used in this Agreement, the term "INTI Employee Benefit Plans" means all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) which relate to compensation, remuneration or benefits in any way and/or which constitute employment, consulting or collective bargaining contracts, or deferred compensation, pension, multi-employer, profit sharing, thrift, retirement, stock ownership, stock appreciation rights, bonus, stock option, stock purchase or other compensation commitments, benefit plans, arrangements or plans, including all welfare plans and all union-sponsored plans, of or pertaining to the present or former employees (including retirees), directors or independent contractors (or their dependents, spouses or beneficiaries) of INTI or any predecessors in interest thereto, that are currently in effect or as to which INTI has any ongoing liability or obligation whatsoever.

          (b) INTI and its predecessors in interest have complied with all of their respective obligations with respect to all INTI Employee Benefit Plans, including the payment of all social security and other contributions required by law, except for failures to comply that individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties, and the INTI Employee Benefit Plans have been maintained in compliance with all applicable laws and regulations.

          (c) No INTI Employee Benefit Plan is currently under investigation, audit or review by any governmental authority or agency.

          (d)  No INTI Employee Benefit Plan is liable for any
Taxes, except in the ordinary course and for current periods.

          (e) To the knowledge of INTI, there are no claims, pending or threatened, by any participant in any of INTI Employee Benefit Plans and no basis for any such claim or claims exists, except for benefits to participants or beneficiaries in accordance with the terms of the INTI Employee Benefit Plans and except for claims that individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties.

     3.9  LABOR RELATIONS.  Except as set forth in Schedule 3.9:

          (a) INTI is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, which if not complied with (individually or in the aggregate) would have a Material Adverse Effect on the INTI Parties.

          (b) There is no social security or labor complaint and, no charges, investigations, administrative proceedings or formal complaints of discrimination against or involving INTI pending or to the knowledge of INTI threatened before any regulatory agency or any court of law, which, if determined adversely to INTI, individually or in the aggregate would have a Material Adverse Effect on the INTI Parties.

          (c) There is no labor strike, dispute, slowdown or stoppage pending or threatened against INTI, except for threatened actions which, if realized, individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties.

          (d) No organizational drive exists or has existed within the past twenty-four (24) months respecting the employees of INTI or any predecessor thereof, except for those which individually or in the aggregate did not and will not have a Material Adverse Effect on the INTI Parties.

          (e)  No grievance proceeding or arbitration
proceeding arising out of or under any collective bargaining agreement is pending against INTI, or to the knowledge of INTI, threatened, and no basis for any claim therefor exists, except for such proceedings or claims which individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties.

     3.10 ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 3.10:

          (a) Except for failures to comply which would not individually or in the aggregate have a Material Adverse Effect on the INTI Parties, INTI is in compliance with all applicable laws and regulations relating to pollution or the protection of human health and the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and with all applicable requirements and obligations contained in such laws and regulations and with any orders or judgments of any government agency or court of law relating thereto.

          (b) INTI has obtained all permits, licenses and other authorizations and has filed all notices which are required to be obtained or filed by it for the operation of its business under all applicable laws relating to pollution or the protection of human health and the environment, except for failures to obtain or file any of the foregoing which individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties.

          (c) INTI is in compliance with all terms and conditions of such required permits, licenses and authorizations, except for noncompliance therewith which individually or in the aggregate would not have a Material
Adverse Effect on the INTI Parties.

          (d) To INTI's knowledge, and based on current (or enacted but not yet effective) laws, regulations and interpretations thereof, as currently administered, with respect to INTI or its business, there are no past or present events, conditions, circumstances, activities, practices or plans which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, action, proceeding or investigation, based on or related to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, except for any of the foregoing which individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties.

     3.11 REQUIRED LICENSES AND PERMITS. INTI has all licenses, permits or other authorizations necessary for the production and sale of its products in the manner currently produced and sold, and the conduct of its business as now conducted, except for failures to have the same which would not individually or in the aggregate have a Material Adverse Effect on the INTI Parties.

     3.12 INSURANCE POLICIES. As used in this Agreement, the term "INTI Insurance Policies" means all insurance policies in force naming INTI as an insured or beneficiary or as a loss payable payee. Except as set forth in Schedule 3.12, neither INTI has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect to any of the INTI Insurance Policies, and INTI is in compliance with all conditions contained therein, except for such cancellations, increases or failures to comply which individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties. There are no material pending claims against such insurance by INTI as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance that has not been properly filed by INTI.

     3.13 CONTRACTS AND COMMITMENTS.

          (a) As used in this Agreement, the term "INTI Contract" means any material contract, agreement, promissory note, debt instrument, or legally binding commitment, arrangement, undertaking or understanding to which INTI is a party or by which it is bound or to which it or its property is subject, whether written or oral and including without limitation each and every amendment, modification or supplement thereto.

          (b) INTI is in compliance in all respects with all terms of the INTI Contracts, except for noncompliance which individually or in the aggregate would not have a Material Adverse Effect on the INTI Parties. To the knowledge of INTI,
(i) there is no bankruptcy, insolvency or similar proceeding with respect to any party to an INTI Contract having any material executory obligations thereunder; (ii) all such INTI Contracts are valid and binding, are in full force and effect and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other laws affecting the rights of creditors generally; and (iii) except as set forth in Schedule 3.13, no event has occurred and is continuing which alone or in combination with any other event would constitute a default under any such INTI Contract by any party thereto which, individually or in the aggregate with other such events, would have a Material Adverse Effect on the INTI Parties.

     3.14 ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Since March 31, 1996, there has been no material adverse change in the financial condition or business of INTI taken as a whole.

          (b) Except as disclosed in Schedule 3.14(b), or in any other Schedule hereto, and except for the transactions contemplated by this Agreement, since March 31, 1996 INTI has conducted its business only in the ordinary course and consistent with past practice.

          (c) Except as disclosed in Schedule 3.14(c), from March 31, 1996 through the date hereof, INTI has:

          (i)  neither changed nor amended its Estatutos
     Sociales or similar charter documents;

          (ii) not issued, sold or granted options, warrants or rights to purchase or subscribe to, or entered into any agreement or contract with respect to the issuance or sale of, any capital stock of INTI or rights or obligations convertible into or exchangeable for any shares of capital stock of INTI and not altered the terms of any presently outstanding options or made any changes (by split-up, combination, reorganization or otherwise) in the capital structure of INTI;

          (iii) not declared, paid or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of INTI and not redeemed, purchased or otherwise acquired any shares of capital stock or other securities of INTI or rights or obligations convertible into or exchangeable for any shares of capital stock or other securities of INTI or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (iv) not merged or consolidated with any other person or acquired or entered into an agreement to acquire stock or assets of any business or entity in an amount in excess of U.S. $50,000;

          (v) not (A) created, incurred or assumed any long-term indebtedness, letters of credit or similar obligations (including obligations in respect of capital leases which individually or in the aggregate involve annual payments in excess of U.S. $50,000) in excess of U.S. $50,000 or, except in the ordinary course of business under existing lines of credit, created, incurred or assumed any short-term debt for borrowed money, (B) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than INTI in excess of U.S. $50,000 (except in the ordinary course of business and consistent with past practice), (C) made any loans or advances to any other person in excess of U.S. $50,000, except in the ordinary course of business and consistent with past practice, or
     (D) made capital expenditures not reflected in INTI's current business plan involving in excess of U.S.$50,000;

          (vi) not granted any increase in the compensation of officers, directors or employees, whether now or hereafter payable (except for employee compensation increases in the ordinary course of business and consistent with past practice);

          (vii) not sold or otherwise disposed of in any transaction or related series of transactions assets having a value greater than U.S. $100,000 in the aggregate;

          (viii) not waived any material claims or rights except in the ordinary course of business;

          (ix) not entered into any agreement involving payments annually in excess of U.S. $50,000 or in the aggregate in excess of U.S. $150,000, except in the ordinary course of business; and

          (x) not entered into any transaction with KO or any of its subsidiaries which is not in the ordinary course of business and on arms' length terms;

          (xi) not commenced, defended or settled any litigation or arbitration in which the aggregate amount involved is in excess of U.S. $50,000;

          (xii) not assumed or incurred any lien or similar encumbrance on any of its assets in an amount in excess of U.S. $50,000 in the aggregate;

          (xiii) not made any material change in its accounting principles, methods or practices or amortization policies or rates; or

          (xiv) not entered into any binding agreement to do any of the foregoing.

     3.15 COMPLIANCE WITH LAW. Except for failures to comply which would not individually or in the aggregate have a Material Adverse Effect on the INTI Parties, INTI is not and has not been (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable laws, ordinances, regulations, orders or decrees or any other requirement of any governmental agency or court of law binding upon it, or relating to its properties, employees or business, or its advertising, sales or pricing practices.

     3.16 TAX MATTERS

          (a) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including withholding taxes and social security contributions, assessments, charges, duties, fees, levies, mandatory employee profit sharing or other governmental charges (including interest, penalties or surcharges associated therewith), including national, state, province, city, country or other income, franchise, capital stock, real property, personal property, tangible, withholding, unemployment compensation, disability, transfer, sales, soft drink, use, excise, gross receipts and all other taxes of any kind for which a person may have any liability imposed by any federal, state, province, county, city, country or government or subdivision or agency thereof, whether disputed or not.

          (b) Except as set forth in Schedule 3.16: (i) all returns with respect to Taxes, including estimated returns and reports of every kind, which are due to have been filed by INTI in accordance with any applicable law, have been duly filed, except where failure to file does not and will not individually or in the aggregate have a Material Adverse Effect on the INTI Parties; (ii) all Taxes for which INTI may have any liability through the date hereof, have been paid in full or are to the extent required by U.S. GAAP accrued as liabilities for Taxes on the books and records of INTI, except where the failure to do so would not have a Material Adverse Effect on the INTI Parties; (iii) the amounts so paid on or before the date hereof, together with any amounts accrued as liabilities for Taxes (whether accrued as currently payable or deferred Taxes) on the books of INTI and reflected in the INTI Financial Statements will be adequate to satisfy all material liabilities for Taxes of INTI in any jurisdiction through March 31, 1996, including Taxes accruable upon income earned through March 31, 1996; (iv) there are not now any extensions of time in effect with respect to the dates on which any returns or reports of Taxes on the part of INTI were or are due to be filed, except where such extensions would not have a Material Adverse Effect on the INTI Parties; (v) all deficiencies asserted as a result of any examination of any return or report of Taxes on the part of INTI have been paid in full, accrued on the books of INTI, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined;
(vi) no claims have been asserted and, to the knowledge of INTI no proposals or deficiencies for any Taxes on the part of INTI are being asserted, proposed or threatened, and no audit or investigation of any return or report of Taxes on the part of INTI is currently underway, pending or, to the knowledge of INTI threatened, except such as will not individually or in the aggregate have a Material Adverse Effect on the INTI Parties;
(vii) to the knowledge of INTI all returns or reports of Taxes on the part of INTI due to have been examined by all relevant tax authorities have either been examined by all relevant tax authorities or the taxable years therefor have been closed by operation of law; and (viii) there are no equivalents under local law of U.S. style outstanding waivers or agreements by INTI for the extension of time for the assessment of any Taxes on the part of INTI or deficiency thereof, nor any equivalents thereof under applicable local law, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by INTI or any other matter outside the ordinary course of business pending between INTI and any taxing authority, except such as would not have a Material Adverse Effect on the INTI Parties.

          (c) In each case, adequate provision, including provision in the deferred tax account, has been made in the INTI Financial Statements for all material deferred and accrued liabilities for Taxes of INTI as of their respective dates with respect to operations for periods ending on such dates.

     3.17 STATUS AS A FOREIGN ISSUER;  NO SIGNIFICANT U.S.
PRESENCE.

          (a)  INTI (i) is not incorporated in the United
States, (ii) is not organized under the laws of the United
States and (iii) does not have its principal offices located in the United States.

          (b) The acquisition of voting securities of INTI would not confer on the acquiring person control of (i) assets (other than investment assets) located in the United States having an aggregate book value or market value of U.S.$15,000,000 or more or (ii) sales in or into the United States of U.S. $25,000,000 or more during the fiscal year ended December 31, 1995.

     3.18 INVESTMENT INTENT. Interamerican has been advised that the Acquired Andina Shares have not been registered under the Securities Act or the securities laws of any other jurisdiction. Interamerican is acquiring the Acquired Andina Shares through SPC for investment only and not with a view to any public distribution thereof, and Interamerican will not offer to sell or otherwise dispose of the Acquired Andina Shares in violation of any of the registration requirements of the Securities Act or the securities laws of any other jurisdiction.

     3.19 NO THIRD-PARTY INVASION OF TERRITORY CLAIMS. Except as set forth in Schedule 3.19, to the knowledge of Interamerican, since March 31, 1996, INTI has not received notice of any claim against it by another bottler for wrongful shipment of soft drinks into such bottler's territory, nor has INTI wrongfully shipped any soft drink products into any third party's bottling territory, and INTI does not have any such claim against any other bottler.

     3.20 INVENTORY. Substantially all of the inventories of INTI included on the March 31, 1996 unaudited balance sheet of INTI referred to in Section 3.4 which have not been disposed of prior to the Closing conform to acceptable KO standards and are either useable in the ordinary course of INTI's business or are of a quality that would permit substantially all of such inventories to be sold at prices reasonably approximate to the market prices for such inventories as prevailing on the date of this Agreement.

                            ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES
                    OF KO AND TCCC ARGENTINA

     KO and TCCC Argentina hereby jointly and severally represent and warrant to Andina as follows:

     4.1  POWER AND AUTHORITY.

          (a) Each of TCCC Argentina and CIPET (collectively, the "CIPET Parties") and KO has all requisite power and authority to execute and deliver this Agreement and the other Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Operative Agreements by KO (in the case of this Agreement) and by each of the CIPET Parties which is a party hereto and thereto and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action.

          (b) Each of this Agreement and the other Operative Agreements has been duly executed and delivered by KO (in the case of this Agreement) and by each of the CIPET Parties which is a party hereto and thereto and constitutes the legal, valid and binding obligation of each such person enforceable against each such person in accordance with their terms, in each case subject to applicable bankruptcy, insolvency, reorganization and other laws affecting the rights of creditors generally.

     4.2  ORGANIZATION.

          (a)  Each of TCCC Argentina and CIPET is a
corporation duly organized and validly existing under the laws of the Republic of Argentina ("Argentina") and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified in each of the jurisdictions in which the conduct of its business or the ownership of its properties and assets requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on the CIPET Parties.

          (b) CIPET has no subsidiaries. Schedule 4.2(b) sets forth every ownership interest of CIPET in any partnership or commercial corporation, joint venture or other entity. There are no outstanding options, subscriptions, rights or other commitments or obligations on the part of TCCC Argentina or CIPET to issue or dispose of or to redeem or acquire any shares of capital stock of CIPET or other ownership interest therein.

          (c) The copies of the articles of incorporation (escritura constitutiva) and Estatutos of TCCC Argentina and CIPET that have been delivered to Andina are the complete, true and correct articles of incorporation and Estatutos of TCCC Argentina and CIPET.

     4.3  CAPITAL STOCK.

          (a) The authorized capital stock of CIPET and the number of issued and outstanding shares thereof is set forth in
Schedule 4.3(a). All of such issued and outstanding shares of capital stock are validly issued, fully paid and nonassessable and, except as noted in Schedule 4.3(a), owned of record and beneficially by TCCC Argentina directly or indirectly. No such shares have been issued in violation of, or will be subject to, any preemptive or any subscription rights. The transfer and delivery of the CIPET Shares by TCCC Argentina to Citicorp as contemplated by this Agreement will transfer good and valid title to the CIPET Shares to Citicorp, free and clear of all liens, security interests, encumbrances, claims, charges and restrictions (other than any such liens, security interests, encumbrances, claims, charges and restrictions that may arise from the act of Citicorp). Except for this Agreement, neither TCCC Argentina nor CIPET has outstanding, and neither is bound by, any subscriptions, options, warrants, puts, calls, commitments, agreements, arrangements or rights of any character (including employee benefit plans) obligating CIPET to issue, sell, purchase, redeem, repurchase, acquire, register, vote or transfer any shares of capital stock or any other equity security of CIPET, including any right of conversion or exchange under any outstanding security or other instrument. All issuances, transfers, purchases or redemptions of the capital stock of CIPET have been in compliance in all material respects with all applicable agreements and all applicable laws, and all taxes thereon payable by CIPET have been paid. There are no shares of capital stock held in the treasury of CIPET.

          (b) All of the capital stock of TCCC Argentina is, directly or indirectly, owned beneficially by KO.

     4.4  FINANCIAL STATEMENTS.  CIPET has furnished Andina
(i) the unaudited balance sheet of CIPET, translated into U.S. Dollars, as of December 31, 1995, and the related unaudited statements of income, retained earnings and cash flows for the year then ended (the "Annual CIPET Financial Statements") and
(ii) the unaudited balance sheet of CIPET as of March 31, 1996 and the related unaudited statements of income, retained earnings and cash flows for the three-month period ended March 31, 1996 (the "Interim CIPET Financial Statements"). The Audited CIPET Financial Statements have been prepared and are presented in conformity with U.S. GAAP consistently applied throughout the periods involved (except as noted therein). The Annual CIPET Financial Statements present fairly in all material respects the financial position and the results of operations and cash flows of CIPET as of their respective dates and for the respective periods covered thereby. The Interim CIPET Financial Statements present fairly in all material respects the financial position of CIPET as of March 31, 1996, and the related results of their operations for the three-month period then ended (subject to normal and recurring year-end adjustments). As used in this Agreement, the term

"CIPET Financial Statements" means, collectively, the Annual CIPET Financial Statements and the Interim CIPET Financial Statements. The audited balance sheet as of December 31, 1995, included in the CIPET Financial Statements is referred to herein as the "1995 CIPET Balance Sheet".

     4.5 NO UNDISCLOSED LIABILITIES. CIPET is not subject to any obligation or liability of any nature (including contingent liabilities and unasserted claims), which would be required by U.S. GAAP to be reflected on a consolidated balance sheet of CIPET or the notes thereto and which is not reflected on the 1995 CIPET Balance Sheet or the notes thereto, other than obligations pursuant to this Agreement or the transactions contemplated hereby and liabilities which individually or in the aggregate do not have a Material Adverse Effect on the CIPET Parties.

     4.6 NO CONFLICT. The execution, delivery and performance of this Agreement and the other Operative Agreements to which any of the CIPET Parties is a party or of any other documents to be executed and delivered by TCCC Argentina and CIPET pursuant to this Agreement, the consummation by TCCC Argentina and CIPET of the transactions contemplated hereby or thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not (i) violate or conflict with any of the provisions of the Estatutos Sociales or other organizational documents of TCCC Argentina or CIPET, (ii) violate, conflict with or result in a breach or default under or cause the termination, modification or acceleration of any term or condition of any mortgage, indenture, contract, license, permit or other agreement, document or instrument to which TCCC Argentina or CIPET is a party or by which TCCC Argentina or CIPET or any of its properties may be bound, except in each case for any such violations, conflicts, breaches, defaults, terminations, modifications or accelerations that individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties, (iii) violate any provision of applicable laws or regulations by which TCCC Argentina or CIPET or any of their respective properties may be bound or any order, judgment, decree or ruling of any governmental or arbitral authority or court of law applicable to TCCC Argentina or CIPET or its respective assets, except those which individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties, (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind upon any material asset of TCCC Argentina or CIPET, except those which individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties, or
(v) require the approval, authorization or act of, or the making by TCCC Argentina or CIPET of any declaration, filing or registration with, any federal, state or local authority, except those the absence of which would not have a Material Adverse Effect on the CIPET Parties.

     4.7  LITIGATION AND CLAIMS. Except as set forth in
Schedule 4.7, there are no lawsuits, claims, actions, investigations, indictments or information, or administrative, arbitration or other proceedings pending, or, to the knowledge of TCCC Argentina threatened against CIPET or involving any of its properties or businesses which (individually or in the aggregate), if adversely determined, would result in a Material Adverse
Effect on the CIPET Parties, and neither TCCC Argentina nor CIPET has any knowledge of any grounds for the assertion of any claim which if adversely determined would have such an effect. There are no material judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to CIPET.

     4.8  EMPLOYEE CONTRACTS, UNION AGREEMENTS AND BENEFIT
PLANS.

          (a) As used in this Agreement, the term "CIPET Employee Benefit Plans" means all agreements, arrangements, commitments, policies or understandings of any kind (whether written or oral) which relate to compensation, remuneration or benefits in any way and/or which constitute employment, consulting or collective bargaining contracts, or deferred compensation, pension, multi-employer, profit sharing, thrift, retirement, stock ownership, stock appreciation rights, bonus, stock option, stock purchase or other compensation commitments, benefit plans, arrangements or plans, including all welfare plans and all union-sponsored plans, of or pertaining to the present or former employees (including retirees), directors or independent contractors (or their dependents, spouses or beneficiaries) of CIPET or any predecessors in interest thereto, that are currently in effect or as to which CIPET has any ongoing liability or obligation whatsoever.

          (b) CIPET and its predecessors in interest have complied with all of their respective obligations with respect to all CIPET Employee Benefit Plans, including the payment of all social security and other contributions required by law, except in each case for failures to comply that individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties, and the CIPET Employee Benefit Plans have been maintained in compliance with all applicable laws and regulations.

          (c) No CIPET Employee Benefit Plan is currently under investigation, audit or review by any governmental authority or agency.

          (d)  No CIPET Employee Benefit Plan is liable for any
Taxes, except in the ordinary course and for current periods.

          (e) To the knowledge of CIPET, there are no claims, pending or threatened, by any participant in any of CIPET Employee Benefit Plans and no basis for any such claim or claims exists, except for benefits to participants or beneficiaries in accordance with the terms of the CIPET Employee Benefit Plans and except for claims that individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties.

     4.9  LABOR RELATIONS.  Except as set forth in Schedule 4.9:

          (a) CIPET is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, which if not complied with (individually or in the aggregate) would have a Material Adverse Effect on the CIPET Parties.

          (b) There is no social security or labor complaint and, no charges, investigations, administrative proceedings or formal complaints of discrimination against or involving CIPET pending or to the knowledge of CIPET threatened before any regulatory agency or any court of law, as to which there is a reasonable possibility of an adverse determination, except those which, if determined adversely to CIPET, individually or in the aggregate would have a Material Adverse Effect on the CIPET Parties.

          (c) There is no labor strike, dispute, slowdown or stoppage pending or threatened against CIPET, except for threatened actions which, if realized, individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties.

          (d) No organizational drive exists or has existed within the past twenty-four (24) months respecting the employees of CIPET or any predecessor thereof, except for those which individually or in the aggregate did not and will not have a Material Adverse Effect on the CIPET Parties.

          (e)  No grievance proceeding or arbitration
proceeding arising out of or under any collective bargaining agreement is pending against CIPET, or, to the knowledge of CIPET, threatened, and no basis for any claim therefor exists, except for such proceedings or claims which individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties.

     4.10 ENVIRONMENTAL MATTERS.  Except as set forth in
Schedule 4.10:

          (a) Except for failures to comply which would not individually or in the aggregate have a Material Adverse Effect on the CIPET Parties, CIPET is in compliance with all applicable laws and regulations relating to pollution or the protection of human health and the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) and with all applicable requirements and obligations contained in such laws and regulations and with any orders or judgments of any government agency or court of law relating thereto.

          (b) CIPET has obtained all permits, licenses and other authorizations and has filed all notices which are required to be obtained or filed by it for the operation of its business under all applicable laws relating to pollution or the protection of human health and the environment, except for failures to obtain or file any of the foregoing which individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties.

          (c) CIPET is in compliance with all terms and conditions of such required permits, licenses and authorizations, except for noncompliance therewith which individually or in the aggregate would not have a Material
Adverse Effect on the CIPET Parties.

          (d) To CIPET's knowledge, and based on current, (or enacted but not yet effective) laws, regulations and interpretations thereof, as currently administered, with respect to CIPET or its business, there are no past or present events, conditions, circumstances, activities, practices or plans which may interfere with or prevent continued compliance, or which may give rise to any liability, or otherwise form the basis of any claim, action, proceeding or investigation, based on or related to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, except for any of the foregoing which individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties.

     4.11 REQUIRED LICENSES AND PERMITS. CIPET has all licenses, permits or other authorizations necessary for the production and sale of its products in the manner currently produced and sold, and the conduct of its business as now conducted, except for failures to have the same which would not individually or in the aggregate have a Material Adverse Effect on the CIPET Parties.

     4.12 INSURANCE POLICIES. As used in this Agreement, the term "CIPET Insurance Policies" means all insurance policies in force naming CIPET as an insured or beneficiary or as a loss payable payee. Except as set forth in Schedule 4.12, neither CIPET has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect to any of the CIPET Insurance Policies, and CIPET is in compliance with all conditions contained therein, except for such cancellations, increases or failures to comply which individually or in the aggregate would not have a Material Adverse Effect on the CIPET Parties. There are no material pending claims against such insurance by CIPET as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance that has not been properly filed by CIPET.

     4.13 CONTRACTS AND COMMITMENTS.

          (a) As used in this Agreement, the term "CIPET Contract" means any material contract, agreement, promissory note, debt instrument, or legally binding commitment, arrangement, undertaking or understanding to which CIPET is a party or by which it is bound or to which it or its property is subject, whether written or oral and including without limitation each and every amendment, modification or supplement thereto.

          (b) CIPET is in compliance in all respects with all terms of the CIPET Contracts, except for noncompliance which individually or in the aggregate would not have a

Material Adverse Effect on the CIPET Parties. Except as set forth on Schedule 3.13(b), to the knowledge of CIPET, (i) there is no bankruptcy, insolvency or similar proceeding with respect to any party to a CIPET Contract having any material executory obligations thereunder; (ii) all such CIPET Contracts are valid and binding, are in full force and effect and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and other laws affecting the rights of creditors generally; and (iii) no event has occurred and is continuing which alone or in combination with any other event would constitute a default under any such CIPET Contract by any party thereto which, individually or in the aggregate with other such events, would have a Material Adverse Effect on the CIPET Parties.

     4.14 ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Since March 31, 1996, there has been no material adverse change in the financial condition or business of CIPET taken as a whole.

          (b) Except as disclosed in Schedule 4.14(b), or in any other Schedule hereto, and except for the transactions contemplated by this Agreement, since March 31, 1996 CIPET has conducted its business only in the ordinary course and consistent with past practice.

          (c) Except as disclosed in Schedule 4.14(c), from March 31, 1996 through the date hereof, CIPET has:

          (i)  neither changed nor amended its Estatutos
     Sociales or similar charter documents;

          (ii) not issued, sold or granted options, warrants or rights to purchase or subscribed to, or entered into any agreement or contract with respect to the issuance or sale of, any capital stock of CIPET or rights or obligations convertible into or exchangeable for any shares of capital stock of CIPET and not altered the terms of any presently outstanding options or made any changes (by split-up, combination, reorganization or otherwise) in the capital structure of CIPET;

          (iii) not declared, paid or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of CIPET and not redeemed, purchased or otherwise acquired any shares of capital stock or other securities of CIPET or rights or obligations convertible into or exchangeable for any shares of capital stock or other securities of CIPET or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (iv) not merged or consolidated with any other person or acquired or entered into an agreement to acquire stock or assets, of any business or entity in an amount in excess of U.S. $50,000;

          (v) not (A) created, incurred or assumed any long-term indebtedness, letters of credit or similar obligations (including obligations in respect of capital leases which individually or in the aggregate involve annual payments in excess of U.S. $50,000) in excess of U.S. $50,000 or, except in the ordinary course of business under existing lines of credit, created, incurred or assumed any short-term debt for borrowed money, (B) assumed, guaranteed, endorsed or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than CIPET in excess of U.S. $50,000 (except in the ordinary course of business and consistent with past practice), (C) made any loans or advances to any other person in excess of U.S. $50,000, except in the ordinary course of business and consistent with past practice, or
     (D) made capital expenditures not reflected in CIPET's current business plan involving in excess of U.S.$50,000 in the aggregate;

          (vi) not granted any increase in the compensation of officers, directors or employees, whether now or hereafter payable (except for employee compensation increases in the ordinary course of business and consistent with past practice);

          (vii) not sold or otherwise disposed of in any transaction or related series of transactions assets having a value greater than U.S. $100,000 in the aggregate;

          (viii) not waived any material claims or rights except in the ordinary course of business;

          (ix) not entered into any agreement involving payments annually in excess of U.S. $50,000 or in the aggregate in excess of U.S. $150,000, except in the ordinary course of business; and

          (x) not entered into any transaction with KO or any of its subsidiaries which is not in the ordinary course of business and on arms' length terms;

          (xi) not commenced, defended or settled any litigation or arbitration in which the aggregate amount involved is in excess of U.S. $50,000;

          (xii) not assumed or incurred any lien or similar encumbrance on any of its assets in an amount in excess of U.S. $50,000 in the aggregate;

          (xiii) not made any material change in its accounting principles, methods or practices or amortization policies or rates; or

          (xiv) not entered into any binding agreement to do any of the foregoing.

     4.15 COMPLIANCE WITH LAW. Except for failures to comply which would not individually or in the aggregate have a Material Adverse Effect on the CIPET Parties, CIPET is not and has not been (by virtue of any action, omission to act, contract to which it is a party or any occurrence or state of facts whatsoever) in violation of any applicable laws, ordinances, regulations, orders or decrees or any other requirement of any governmental agency or court of law binding upon it, or relating to its properties, employees or business, or its advertising, sales or pricing practices.

     4.16 TAX MATTERS.

          (a) Except as set forth in Schedule 4.16; (i) all returns with respect to Taxes, including estimated returns and reports of every kind, which are due to have been filed by CIPET in accordance with any applicable law, have been duly filed, except where failure to file does not and will not individually or in the aggregate have a Material Adverse Effect on the CIPET Parties; (ii) all Taxes for which CIPET may have any liability through the date hereof, have been paid in full or are to the extent required by U.S. GAAP accrued as liabilities for Taxes on the books and records of CIPET, except where the failure to do so would not have a Material Adverse Effect on the CIPET Parties; (iii) the amounts so paid on or before the date hereof, together with any amounts accrued as liabilities for Taxes (whether accrued as currently payable or deferred Taxes) on the books of CIPET and reflected in the Audited CIPET Financial Statements will be adequate to satisfy all material liabilities for Taxes of CIPET in any jurisdiction through March 31, 1996, including Taxes accruable upon income earned through March 31, 1996; (iv) there are not now any extensions of time in effect with respect to the dates on which any returns or reports of Taxes on the part of CIPET were or are due to be filed, except where such extensions would not have a Material Adverse Effect on the CIPET Parties; (v) all deficiencies asserted as a result of any examination of any return or report of Taxes on the part of CIPET have been paid in full, accrued on the books of CIPET, or finally settled, and no issue has been raised in any such examination which, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined; (vi) no claims have been asserted and, to the knowledge of CIPET no proposals or deficiencies for any Taxes on the part of CIPET are being asserted, proposed or threatened, and no audit or investigation of any return or report of Taxes on the part of CIPET is currently underway, pending or, to the knowledge of TCCC Argentina threatened, except such as will not individually or in the aggregate have a Material Adverse Effect on the CIPET Parties; (vii) to the knowledge of CIPET all returns or reports of Taxes on the part of CIPET due to have been examined by all relevant tax authorities have either been examined by all relevant tax authorities or the taxable years therefor have been closed by operation of law; and (viii) there are no equivalents under local law of U.S. style outstanding waivers or agreements by CIPET for the extension of time for the assessment of any Taxes on the part of CIPET or deficiency thereof, nor any equivalents thereof under applicable local law, nor are there any requests for rulings, outstanding subpoenas or requests for information, notices of proposed reassessment of any property owned or leased by CIPET or any other matter outside the ordinary course of business pending between CIPET and any taxing authority, except such as would not have a Material Adverse Effect on the CIPET Parties.

          (b) In each case, adequate provision, including provision in the deferred tax account, has been made in the Audited CIPET Financial Statements for all material deferred and accrued liabilities for Taxes of CIPET as of their respective dates with respect to operations for periods ending on such dates.

     4.17 STATUS AS A FOREIGN ISSUER;  NO SIGNIFICANT U.S.
PRESENCE.

          (a)  CIPET  (i) is not incorporated in the United
States, (ii) is not organized under the laws of the United
States and (iii) does not have its principal offices located in the United States.

          (b) The acquisition of voting securities of CIPET would not confer on the acquiring person control of (i) assets (other than investment assets) located in the United States having an aggregate book value or market value of U.S.$15,000,000 or more or (ii) sales in or into the United States of U.S. $25,000,000 or more during the fiscal year ended December 31, 1995.

     4.18 INVESTMENT INTENT. TCCC Argentina has been advised that the Acquired Andina Shares have not been registered under the Securities Act or the securities laws of any other jurisdiction. TCCC Argentina is acquiring the Acquired Andina Shares through SPC for investment only and not with a view to any public distribution thereof, and TCCC Argentina will not offer to sell or otherwise dispose of the Acquired Andina Shares in violation of any of the registration requirements of the Securities Act or the securities laws of any other jurisdiction.

     4.19 SALE OF BLOWING MOLDS.  Prior to the date hereof,
TCCC Argentina has transferred to CIPET all REFPET blowing molds currently owned by TCCC Argentina as reflected on the balance sheet of TCCC Argentina.

     4.20 INVENTORY. Substantially all of the inventories of CIPET included on the March 31, 1996 unaudited balance sheet of CIPET referred to in Section 4.4 which have not been disposed of prior to the Closing conform to acceptable KO standards and are either useable in the ordinary course of CIPET's business or are of a quality that would permit substantially all of such inventories to be sold at prices reasonably approximate to the market prices for such inventories as prevailing on the date of this Agreement.


                            ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES
                       OF CITICORP AND SPC

     Citicorp and SPC hereby jointly and severally represent and warrant to Andina, the Majority Shareholders, Atlantico, KO, Interamerican and TCCC Argentina as follows:

     5.1 POWER AND AUTHORITY; ENFORCEABILITY. Each of Citicorp and SPC has all requisite power and authority to execute and deliver this Agreement and the other Operative Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Operative Agreements to which it is a party by Citicorp and SPC, and the consummation by each of them of the transactions contemplated hereby and thereby have been duly authorized by all required corporate action. Each of this Agreement and the other Operative Agreements to which it is a party has been duly executed and delivered by each of Citicorp and SPC and constitutes the legal, valid and binding obligation of Citicorp and SPC enforceable against each of them in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization and other laws affecting the rights of creditors generally.

     5.2 ORGANIZATION. Citicorp is a banking corporation duly organized and validly existing under the laws of Delaware U.S.A. SPC is a Cayman Islands corporation duly organized and validly existing under the laws of the Cayman Islands. SPC was formed on June 3, 1996. SPC has no assets and, except for the execution and delivery of this Agreement and the other Operative Agreements, SPC has not engaged in any activity, conducted any business, entered into any agreement or otherwise incurred any liabilities or obligations.

     5.3 CAPITAL STOCK. The authorized and outstanding capital stock of SPC consists of 50,000 shares of capital stock, U.S.$ 1.00 par value per share. All of such outstanding shares of capital stock are validly issued, fully paid and nonassessable and owned of record and beneficially by Citicorp. No such shares have been issued in violation of, or will be subject to, any preemptive or any subscription rights. Neither Citicorp nor SPC has outstanding, and neither is bound by, any subscriptions, options, preemptive rights, warrants, calls, commitments, agreements, or rights of any character obligating Citicorp or SPC to issue or sell any additional shares of SPC capital stock or any other equity security of SPC, including any right of conversion or exchange under any outstanding security or other instrument. There are no outstanding obligations of Citicorp or SPC to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of SPC. The transfer and delivery of the SPC Stock by Citicorp to Interamerican and TCCC Argentina as contemplated by this Agreement will transfer good and valid title to the SPC Stock, free and clear of all liens, security interests, encumbrances, claims, charges and restrictions (other than any such liens, security interests, encumbrances, claims, charges and restrictions that may arise from the act of Interamerican or TCCC Argentina). The transfer and delivery of the INTI Shares and CIPET Shares by Citicorp to Atlantico as contemplated by this Agreement will transfer good and valid title to the CIPET Shares and INTI Shares, free and clear of all liens, security interests, encumbrances, claims, charges and restrictions (other than any such liens, security interests, encumbrances, claims, charges and restrictions that may arise from the act of Atlantico). Except for this Agreement, there are no agreements, arrangements, warrants, options, puts, calls, rights or other legally binding commitments of any character relating to the issuance, sale, purchase, redemption,

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

conversion, exchange, registration, voting or transfer of any shares of capital stock or other securities of SPC.

     5.4 NO CONFLICT. The execution, delivery and performance by Citicorp and SPC of this Agreement and the other Operative Agreements to which it is a party or of any other documents to be executed and delivered by Citicorp and SPC pursuant to this Agreement or the other Operative Agreements, the consummation by Citicorp and SPC of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not
(i) violate or conflict with any of the provisions of the charter or bylaws of Citicorp or SPC, (ii) violate, conflict with or result in a breach or default under or cause the termination, modification or acceleration of any term or condition of any mortgage, indenture, contract, license, permit, instrument or other agreement, document or instrument to which Citicorp or SPC is a party or by which Citicorp or SPC or any of their respective properties may be bound,
(iii) violate any provision of applicable laws or regulations by which Citicorp or SPC or any of their respective properties may be bound or violate any order, judgment, decree or ruling of any governmental or arbitral authority or court of law applicable to Citicorp or SPC or their respective assets,
(iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind upon any asset of Citicorp or SPC or (v) require the approval, authorization or act of, or the making by Citicorp or SPC of any declaration, filing or registration with, any federal, state or local authority.


                            ARTICLE 6
                CERTAIN COVENANTS AND AGREEMENTS

     6.1  INSPECTION AND ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) Between the date of this Agreement and the Closing, each party hereto (other than Citicorp) will provide each other party and its accountants, counsel and other authorized representatives access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its respective officers to furnish to the other party and its authorized representatives any and all financial, technical and operating date and other information pertaining to its business, as each other party shall from time to time reasonably request.

          (b) The parties hereto shall, and shall cause their authorized representatives to, hold in strict confidence, and not disclose to any person, or use in any manner except in connection with the transactions contemplated under this Agreement, all information obtained from any other party hereto in connection with the transactions contemplated hereby, except that such information may be disclosed (i) where necessary as required by law to any regulatory authorities or governmental agencies, (ii) if required by court order or decree or

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

applicable law, (iii) if it is ascertainable or obtained from public or published information, (iv) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential, (v) if it is or becomes known to the public other than through disclosure by the recipient or (vi) if the recipient can demonstrate that it was in its possession prior to disclosure thereof in connection with this Agreement.

     6.2 FURTHER ASSURANCES. Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable, good faith efforts to perform their obligations herein and to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all approvals and satisfy all conditions to the obligations of the parties under this Agreement and the other Operative Agreements and to cause the Closing to be effected on or prior to December 2, 1996 in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as part of their respective obligations under this Agreement and the other Operative Agreements.

     6.3 PUBLIC ANNOUNCEMENTS. Without the prior written consent of the other parties hereto, each party agrees that it will not make any public announcement concerning the transactions contemplated by this Agreement or the other Operative Agreements, provided that any party may make such public announcement if it is advised by counsel that such public announcement is required by law or the rules of any U.S. or Chilean national securities exchange or is otherwise legally advisable in light of the prior disclosure practice of such party. Each party hereto will discuss any public announcements concerning the transactions contemplated by this Agreement and the other Operative Agreements with the other parties hereto prior to making such announcements.

     6.4 TAX COVENANTS. Andina and Atlantico hereby covenant and agree to the following:

          (a) Andina and Atlantico covenant that they will continue to operate CIPET's and INTI's historic businesses of being a PET manufacturer and a bottler of soft drink products, respectively, for at least two years after the Closing. In this regard, CIPET and INTI, without limitation, may add additional lines of business and may dispose of some of the assets of their historic businesses so long as they retain sufficient assets to continue the historic businesses.

          (b) Andina and Atlantico covenant that, with respect to any Transaction (as hereinafter defined), set forth below, they:

          (i) as of the Closing Date, will not have a current understanding with another party to carry out any such Transaction;

          (ii) as of the Closing Date, will not be under any legal obligation to carry out any such Transaction;

          (iii) will not carry out any such Transaction or permit CIPET or INTI to carry out any such Transaction for a period of two years after the Closing; and

          (iv) will not enter into any legally enforceable obligation to carry out any such Transaction or permit
     CIPET or INTI to enter into any such obligation for a period of two years after the Closing.

          (c) Andina and Atlantico covenant that, as of the date hereof and at the time of the Closing, Andina will own sufficient capital stock of Atlantico to constitute control.

          (d) For purposes of this Section 6.4, the following definitions shall apply:

          (i) "control" means the direct ownership by one entity of at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes of stock of the corporation.

          (ii) "Transaction" means (A) the liquidation of CIPET or INTI; (B) the merger of CIPET or INTI into another corporation, unless Atlantico controls the surviving entity; (C) the sale or other disposition by CIPET or INTI of their assets, such that CIPET or INTI will no longer possess sufficient assets to continue to conduct their historic businesses (as described in Section 6.4(a)); (D) except as permitted pursuant to Section 368(a)(2)(C) of the Internal Revenue Code of 1986, as amended, the disposition of a sufficient amount of the stock of CIPET or INTI to cause Atlantico to lose control of CIPET or INTI; (E) the issuance by CIPET or INTI of additional shares of capital stock such that Atlantico no longer controls CIPET or INTI; (F) any other transaction that would result in the loss of control by Atlantico of the stock of CIPET or INTI; and (G) any transaction that would result in the loss of control by Andina of the stock of Atlantico.

          (e) The parties agree that a transaction (other than a transaction relating to matters described in Section
6.4(b)(ii)) occurring at least seven years after the Closing
Date shall not be subject to the covenants set forth in this
Section 6.4.

     6.5 REORGANIZATION OF CICAN. Promptly following the date of this Agreement, TCCC Argentina, the Majority Shareholders and Andina will use their reasonable efforts to have by December 1, 1996 a definitive agreement to implement a reorganization of CICAN S.A. ("CICAN") prior to January 1, 1997 which would result in certain bottlers (including Andina's bottling subsidiaries) in KO's River Plate Division participating in the ownership of CICAN. If a definitive agreement relating to a reorganization of CICAN involving such

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

bottlers is not entered into by January 1, 1997, then subject to the approval of the Boards of Directors of KO and TCCC Argentina, TCCC Argentina will enter into an agreement with Andina by means of which (i) TCCC Argentina will sell to Andina's current bottling subsidiaries in the River Plate Division (the "Bottling Subsidiaries") at a value equal to CICAN's net worth, a percentage equity interest in CICAN which is proportionate to the percentage of the unit can volume of Coca-Cola products in the River Plate Division represented by sales of the Bottling Subsidiaries during the twelve calendar months preceding the date of such agreement (for purposes of reference, the parties acknowledge that, based upon unit can volume in the River Plate Division during the preceding twelve months, the Bottling Subsidiaries would purchase approximately 14% of CICAN); (ii) CICAN will enter, upon such investment by the Bottling Subsidiaries, into a Supply Agreement effective January 1, 1997 pursuant to which it will agree to supply cans to the Bottling Subsidiaries at CICAN's cost (plus any excise taxes, value added taxes or other applicable taxes pursuant to Argentine tax law). For this purpose, cost is defined as the total cash and non cash expenses incurred by CICAN in a given month (plus any excise taxes, value added taxes or other applicable taxes pursuant to Argentine tax law) plus the interest expenses, if any; and (iii) Andina will receive as its sole return for the equity investment referred to in (i) the right to be supplied by CICAN on the terms and conditions of the Supply Agreement referred to in (ii) without being entitled to profits, dividends or any other return derived from CICAN's ongoing operations. If arriving to a structure which accomplishes (i), (ii) and (iii) proves not to be feasible, then the parties will work together towards finding an alternative mechanism which delivers the economic objectives sought by Andina, KO and TCCC Argentina. TCCC Argentina's undertaking to sell CICAN cans to the Bottling Subsidiaries at cost, as described above, is limited to 14% of CICAN sales (assuming Andina acquires 14% of CICAN's net worth). In the event that the Bottling Subsidiaries' needs exceed, at a given time, 14% of CICAN sales (or whatever is the applicable percentage), TCCC Argentina and Andina will agree to adjust to the new business reality through a mechanism with the same economic objectives as the one described above. Nothing in this Agreement or in any subsequent agreements between KO or TCCC Argentina and Andina affects or will affect the right of TCCC Argentina to establish the pricing formula of the concentrate and beverage bases for the products packaged by CICAN in cans. The pricing formulae of the concentrate and beverage bases sold to CICAN will be the same that TCCC Argentina currently applies or may apply in the future to the Bottling Subsidiaries.

     6.6  SPIRIT OF THE TRANSACTIONS.

          (a) The transactions contemplated by this Agreement and the other Operative Agreements, which will result in an equity investment by KO in Andina through TCCC Argentina and Interamerican (after their acquisition of SPC), are intended to establish a new and expanded relationship that both KO and Andina believe has the potential to enhance the growth and profitability of Andina as well as the potential to afford KO and the Majority Shareholders the opportunity to participate in the future growth in the region through Andina. In light of this new and expanded relationship, KO will give full consideration to the possibility of financing future growth through increased equity participation, to the extent that reinvestment of Andina's profits and prudent incurrence of debt prove insufficient to satisfy the capital expenditure needs of Andina, and Andina and the Majority Shareholders will look favorably upon KO's desire to have an investment not significantly in excess of twenty percent (20%) of the equity of Andina.

          (b) KO views the current control of the management of Andina by the Majority Shareholders as an important factor in KO's willingness to enter into the transactions contemplated by this Agreement, and the parties understand the importance to KO, the Majority Shareholders and Andina of the control by the Majority Shareholders of the management of Andina.
Accordingly, to the extent practicable and appropriate at such time and under the circumstances, if KO increases its participation in Andina capital stock in the future, the parties intend to structure such increased investment in a manner that maintains the Majority Shareholders' current ability to elect a majority of the Andina Board of Directors. The parties recognize that the structure of any transaction is necessarily dependent on the facts and circumstances that may exist at such time and that the foregoing sentence is not intended to be a commitment on the part of any party.

     6.7  ACCOUNTING FOR OPERATING RESULTS.  From and after
August 28, 1996, Andina agrees that it will for all purposes record on its financial statements the operating results of INTI or CIPET.

     6.8 SPC COVENANTS. Citicorp and SPC agree that, prior to the Closing, except as otherwise specifically contemplated by this Agreement, SPC will not engage in any activity, conduct any business, enter into any agreement or otherwise incur any liabilities or obligations.

     6.9 COVENANTS IN ANDINA PURCHASE AGREEMENT. The covenants and agreements set forth in Article 4 of the Andina Purchase Agreement are incorporated herein by reference with the same effect as if fully set forth herein (and any reference to Citicorp or SPC in such incorporated covenants and agreements shall also for purposes of this Agreement be deemed to be a reference to KO, TCCC Argentina and Interamerican), and KO, Interamerican and TCCC Argentina are entitled to rely on such covenants and agreements as if fully set forth herein.

     6.10 RIGHTS OF CITICORP AND SPC UNDER ANDINA PURCHASE
AGREEMENT.  Citicorp and SPC agree with KO, Interamerican and
TCCC Argentina that Citicorp and SPC:

          (a)  will not amend, modify or terminate the Andina
Purchase Agreement or exercise any right under the Andina
Purchase Agreement without the written consent of KO;

          (b) will follow the instructions of KO with respect to the exercise of any right or waiver of rights or conditions under the Andina Purchase Agreement; and

          (c) at the Closing will assign all of their rights under the Andina Purchase Agreement to KO, Interamerican and
TCCC Argentina.

     6.11 ANDINA BOARD OF DIRECTORS. Andina shall take all necessary actions to effect the election to the Board of Directors at or prior to Closing of one incumbent member and one alternate member, each of whom is a nominee of the KO Parties.


                            ARTICLE 7
      MANAGEMENT OF INTI AND CIPET BY ANDINA AND ATLANTICO

     7.1  MANAGEMENT AUTHORITY AND RESPONSIBILITY.

          (a) From and after the date of this Agreement, unless this Agreement is terminated in accordance with
Article 11 hereof, Andina and Atlantico shall be fully responsible for the supervision, management and operation of the businesses of INTI and CIPET, and Andina shall be responsible for the following, among other matters, in connection with the operation of such businesses:

          (i) Financial planning and management, including the preparation of capital and operating budgets for INTI and CIPET;

          (ii) Marketing and consulting services, including management of advertising functions;

          (iii) Production planning and management, including management of purchasing functions;

          (iv) Pricing planning and management;

          (v) Industrial engineering services required by the businesses of INTI and CIPET;

          (vi) Technical services related to the businesses of INTI and CIPET; and

          (vii) Accounting and bookkeeping services, cost analysis and reporting.

          (b) As soon as practicable after the date hereof, the existing directors of INTI and CIPET shall be replaced by persons nominated by Andina.

     7.2 RIGHT OF ACCESS. Interamerican and TCCC Argentina and their officers, directors, employees and representatives shall have complete and unrestricted access, at all times prior to the Closing, to the offices and other facilities of INTI and CIPET and to the books and records of INTI and CIPET. In addition, Interamerican and TCCC Argentina and their respective officers, directors, employees and representatives shall have access prior to the

Closing, during reasonable business hours, to the employees of Andina and Atlantico exercising supervision over the management and operations of INTI and CIPET.

     7.3 REPORTS. Prior to the Closing, Andina shall provide, not less frequently than monthly, written reports to Interamerican and TCCC Argentina concerning the results of operations of INTI and CIPET in substantially the form currently provided to Interamerican and TCCC Argentina. Such reports shall be delivered by Andina to Interamerican and TCCC Argentina not later than twenty-five (25) days after the end of each respective month of operations prior to the Closing and shall include consolidated financial statements, including balance sheet, income statement, statement of changes in financial position, comparison of current operating results to budget and to prior period results, and unit sales and production reports. In addition, prior to Closing, Andina shall provide notice to Interamerican and TCCC Argentina within four business days of its occurrence of any significant development affecting the business or assets of INTI or CIPET, including matters affecting labor relations or any of their relationships with customers or suppliers, claims of any nature made or threatened against INTI or CIPET, or any basis for any such claim or liability, and the like.

     7.4 NO COMPENSATION; EXPENSES Andina and Atlantico shall not receive any compensation for any services provided in connection with the exercise of its authority and responsibility under this Article 7. Andina and Atlantico shall be responsible for all expenses incurred by it or any of the Andina Subsidiaries or any of their respective officers, directors, employees, or representatives in connection with the exercise of its authority and responsibility under this Article 7.

     7.5 EFFECT OF TERMINATION OF THIS AGREEMENT. In addition to any other remedies available to KO, Interamerican, INTI, TCCC Argentina or CIPET under this Agreement or otherwise, if this Agreement is terminated pursuant to Article 11 hereof and the transactions contemplated herein are not consummated, Andina and Atlantico shall take all actions necessary to effect the orderly return of the supervision, management and operation of the businesses of INTI and CIPET to Interamerican and TCCC Argentina, respectively, so that the businesses of INTI and CIPET are in all material respects in the same condition as when the supervision, management and operation of such businesses were transferred to Andina and Atlantico, after taking into account changes reasonably attributable to seasonality and the operation of such business in the ordinary course and in a manner consistent with past practices. Subject to the foregoing sentence, such actions shall include, but shall not be limited to, the following:

          (a) Restoring to INTI and CIPET the levels of assets and liabilities (both in terms of aggregate dollar amounts and composition of assets and liabilities) as existed at INTI and CIPET at the time that Andina and Atlantico assumed responsibility for the supervision, management and operation of the businesses of INTI and CIPET;

          (b) Restoring to INTI and CIPET substantially the same customer bases as existed at INTI and CIPET at the time that Andina and Atlantico assumed responsibility for the supervision, management and operation of the businesses of INTI and CIPET;

          (c) Restoring to INTI and CIPET substantially the same employee bases as existed at INTI and CIPET at the time that Andina and Atlantico assumed responsibility for the supervision, management and operation of the businesses of INTI and CIPET;

          (d) Restoring to INTI and CIPET substantially the same revenue bases, profit margins and pricing structures (both in terms of aggregate dollar amounts and composition) as existed at INTI and CIPET, at the time that Andina and Atlantico assumed responsibility for the supervision, management and operation of the businesses of INTI and CIPET;
and

          (e) Causing the persons nominated by Andina as directors of INTI and CIPET pursuant to Section 7.1(b) to resign as directors of such entities immediately upon the termination of this Agreement.


                            ARTICLE 8
                           CONDITIONS

     8.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing of the following conditions:

          (a) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the transactions contemplated to be consummated at the Closing shall have been obtained or made, except for filing of any documents required to be filed after the Closing Date.

          (b) All of the conditions to the "Closing" as defined in the Andina Purchase Agreement shall have been satisfied or waived and the "Closing" under the Andina Purchase
Agreement shall have occurred simultaneously with the Closing under this Agreement.

     8.2 CONDITIONS TO OBLIGATIONS OF THE INTI PARTIES AND THE CIPET PARTIES. The obligations of the INTI Parties and the CIPET Parties to effect the Closing shall be subject to the satisfaction on or prior to the Closing of all of the following conditions, except such conditions as the INTI Parties and the CIPET Parties may waive in writing:

          (a)  No preliminary or permanent injunction
or other order, judgment, writ or decree by any court or other governmental authority or agency shall have been issued and shall remain in effect, and there shall not be any statute, rule, regulation or order enacted, promulgated or issued after the date of this Agreement by any governmental authority or agency which in any case would (i) prohibit or restrain the INTI Parties, the CIPET Parties or the Andina Parties from consummating, or make illegal, the transactions contemplated under this Agreement to be consummated at the Closing or impair Interamerican's or TCCC Argentina's ownership of the Acquired Andina Shares or compel Interamerican or TCCC Argentina to dispose of all or a material portion of the Acquired Andina Shares, or (ii) render any INTI Party or CIPET Party unable to consummate the transactions contemplated hereby to be consummated at the Closing. No suit, investigation, action, lawsuit or other proceeding shall have been commenced or threatened for the purpose of obtaining any such order, writ, injunction, decree or judgment which would have any of the effects set forth in subparts (i) or (ii) above.

          (b) The Amendments shall have been approved by the shareholders of Andina in accordance with the requirements of applicable Chilean laws and regulations.

          (c) The Estatutos Sociales of Andina shall have been amended to reflect the Amendments and duly filed with the SVS in accordance with the requirements of applicable Chilean laws and regulations.

          (d) The Class A Stock of Andina (the "Class A Stock") of Andina and the Class B Stock of Andina (the "Class B Stock") to be created pursuant to the Amendments shall have been duly registered by Andina with the SVS in accordance with the requirements of applicable Chilean laws and regulations but shall not have been issued until after the issuance of the Acquired Andina Shares and after Andina has taken all necessary actions to effect the reclassification (the "Reclassification") of the existing Common Stock of Andina such that each share of Common Stock will become one share of Class A Stock and one share of Class B Stock.

          (e) Andina shall have taken all necessary action to ensure that the Class B Stock issuable upon conversion of the Class A Stock shall have been duly authorized and reserved for issuance by Andina.

          (f) The president or chief executive officer of each of the Andina Parties shall deliver to KO, Interamerican, TCCC Argentina, Citicorp and SPC a written certificate to the effect that the representations and warranties set forth in Sections 2.1, 2.2, 2.3 and 2.4 of this Agreement and in Sections 2.1, 2.2(a), 2.2(b), 2.2(c), 2.3, 2.6 and 2.17 of the Andina
Purchase Agreement are true and correct in all material respects at and as of the Closing Date, as if made on such date and to the further effect that:

          (i) the shareholders of Andina have duly approved the Amendments by the necessary vote, and that immediately after the issuance of the Acquired Andina Shares, the Amendments will be duly adopted and will be in full force and effect; and

          (ii) the Majority Shareholders have validly assigned to SPC all preemptive rights necessary to permit SPC to subscribe to the Acquired Andina Shares.

     8.3 CONDITIONS TO OBLIGATIONS OF ANDINA PARTIES. The obligations of the Andina Parties to effect the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, unless the Andina Parties have waived such conditions in writing:

          (a) No preliminary or permanent injunction or other order, judgment, writ or decree by any court or other governmental authority or agency shall have been issued and shall remain in effect, and there shall not be any statute, rule, regulation or order enacted, promulgated or issued after the date of this Agreement by any governmental authority or agency, which in any case would (i) prohibit or restrain any Andina Party, INTI Party or CIPET Party from consummating, or make illegal, the transactions contemplated under this Agreement to be consummated at the Closing or impair Andina's ownership of the CIPET Shares or the INTI Shares or compel Andina to dispose of all or a material portion of the CIPET Shares or the INTI Shares, or (ii) render any Andina Party unable to consummate the transactions contemplated hereby to be consummated at the Closing. No suit, investigation, action, lawsuit or other proceeding shall have been commenced or threatened for the purpose of obtaining any such order, writ, injunction, decree or judgment, which would have any of the effects set forth in subpart (i) or (ii) above.

          (b) A senior officer of Interamerican and TCCC Argentina shall deliver to the Andina Parties a written certificate to the effect that the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.6, 3.17, 3.18, 4.1, 4.2, 4.3, 4.6, 4.17 and 4.18 are true and correct in all material respects at and as of the Closing Date, as if made on such date.

     8.4  NO OTHER CONDITIONS; EFFECT OF CERTAIN BREACHES.
None of the obligations of any party to this Agreement shall be subject to any conditions other than those conditions set forth in this Article 8. Except as set forth in Sections 8.2, 8.3 and 11.1, no breach of the representations, warranties, covenants or agreements contained in this Agreement or any of the other Operative Agreements shall affect the obligations of the parties hereto to consummate the transactions contemplated by this Agreement; provided, however, that this sentence shall not affect any other rights, liabilities, duties or obligations of any of the parties hereto arising under this Agreement or any other Operative Agreement as a result of such breach.


                            ARTICLE 9
                   ACTIONS REQUIRED AT CLOSING

     Unless this Agreement is first terminated as provided in
Article 11, and subject to the satisfaction or waiver of the conditions set forth herein, the closing of the purchase and sale of the CIPET Shares, the INTI Shares, the CIPET Debt and the SPC Stock (the "Closing") shall take place at the offices of Andina, Avenida Andres Bello No. 2687, Piso 20, Santiago, Chile, at

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

10:00 a.m., local time, on December 2, 1996, or such other time, date and/or place as the parties hereto may agree
(the "Closing Date") at which the following actions, including without limitation, shall take place:

     9.1  SHARE CERTIFICATES OF CIPET.  TCCC Argentina shall
(a) deliver to Citicorp certificates in definitive form representing the CIPET Shares; (b) deliver to CIPET a letter substantially in the form of Exhibit 9.1 notifying the transfer of the CIPET Shares to Citicorp pursuant to Article 215 of Law No. 19,550 of the laws of Argentina; and (c) procure CIPET to enter the name of Citicorp in the register of shareholders of CIPET as the registered holder of the CIPET Shares. In addition, at the Closing, TCCC Argentina shall cause Juan Manuel Almiron to (x) deliver to the nominee of Citicorp (the "Citicorp Nominee") the one share of Class B Stock of CIPET owned of record by him (the "Nominee Share") and the written consent to such transfer signed by the spouse of Mr. Almiron, (y) deliver a letter substantially in the form of
Exhibit 9.1 signed by Mr. Almiron and his spouse notifying the transfer of the Nominee Share to the Citicorp Nominee pursuant to Article 215 of Law No. 19,500 of the laws of Argentina, and
(z) procure CIPET to enter the name of the Citicorp Nominee in the register of shareholders of CIPET as the registered holder of the Nominee Share.

     9.2  SHARE CERTIFICATES OF SPC TO TCCC ARGENTINA.
Citicorp shall (a) deliver to TCCC Argentina certificates in definitive form representing the TCCC Argentina Acquired SPC Shares, in a form effective under Cayman Islands law, duly endorsed in blank for transfer or accompanied by duly executed blank stock powers, and otherwise in good form for transfer, and (b) procure SPC to enter the name of TCCC Argentina in the register of shareholders of SPC as the registered holder of the TCCC Argentina Acquired SPC Shares.

     9.3 SHARE CERTIFICATES OF INTI; ASSIGNMENT OF CIPET DEBT. Interamerican shall (a) deliver to Citicorp certificates in definitive form representing the INTI Shares; (b) deliver to INTI a letter substantially in the form of Exhibit 9.1 notifying the transfer of the INTI Shares to Citicorp pursuant to Article 215 of Law No. 19,550 of the laws of Argentina; and
(c) procure INTI to enter the name of Citicorp in the register of shareholders of INTI as the registered holder of the INTI Shares. In addition, at Closing Interamerican shall assign the CIPET Debt to Citicorp and shall notify CIPET of such assignment.

     9.4 SHARE CERTIFICATES OF SPC TO INTERAMERICAN. Citicorp shall (a) deliver to Interamerican certificates in definitive form representing the Interamerican Acquired SPC Shares, in a form effective under Cayman Islands law, duly endorsed in blank for transfer or accompanied by duly executed blank stock powers, and otherwise in good form for transfer, and (b) procure SPC to enter the name of Interamerican in the register of shareholders of SPC as the registered holder of the Interamerican Acquired SPC Shares.

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

     9.5  SHARE CERTIFICATES OF CIPET AND INTI; CIPET DEBT.

          (a)  Citicorp shall (i) deliver to Atlantico
certificates in definitive form representing the CIPET Shares;
(ii) deliver to CIPET a letter substantially in the form of
Exhibit 9.1 notifying the transfer of the CIPET Shares to Atlantico pursuant to Article 215 of Law No. 19,550 of the laws of Argentina; and (iii) procure CIPET to enter the name of Atlantico in the register of shareholders of CIPET as the registered holder of the CIPET Shares. In addition, at the Closing, Citicorp shall cause the Citicorp Nominee to (x) deliver to the nominee of Atlantico (the "Atlantico Nominee") the Nominee Share and, if applicable, the written consent to such transfer signed by the spouse of the Citicorp Nominee, (y) deliver a letter substantially in the form of Exhibit 9.1 signed by the Citicorp Nominee and, if applicable, his or her spouse, notifying the transfer of the Nominee Share to the Atlantico Nominee pursuant to Article 215 of Law No. 19,500 of the laws of Argentina, and (z) procure CIPET to enter the name of the Atlantico Nominee in the register of shareholders of CIPET as the registered holder of the Nominee Share.

          (b)  Citicorp shall (i) deliver to Atlantico
certificates in definitive form representing the INTI Shares;
(ii) deliver to INTI a letter substantially in the form of
Exhibit 9.1 notifying the transfer of the INTI Shares to Atlantico pursuant to Article 215 of Law No. 19,500 of the laws of Argentina; and (iii) procure INTI to enter the name of Atlantico in the register of shareholders of INTI as the registered holder of the INTI Shares.

          (c)  Citicorp shall assign the CIPET Debt to
Atlantico and shall notify CIPET of such assignment.

     9.6 PURCHASE PRICE. Atlantico shall tender to Citicorp the Aggregate Purchase Price by wire transfer of immediately available funds to an account reasonably designated by Citicorp, which account shall be designated at least five days prior to the Closing.

     9.7 FURTHER ASSURANCES. Following the Closing, each party transferring INTI Shares, CIPET Shares, CIPET Debt or SPC Stock pursuant to this Agreement shall take such actions which were required by this Agreement to be taken at or prior to the Closing but which were not taken, as may be requested by the transferee to confirm and vest in such transferee title to such shares or debt, as the case may be.


                           ARTICLE 10
                         INDEMNIFICATION

     10.1 SURVIVAL. The representations and warranties of the parties hereto contained herein or in any certificate or other document delivered pursuant hereto shall not survive the Closing Date, except that the representations and warranties contained in Sections 3.20 and 4.20 shall survive until the date which is four months after the date of this Agreement and

(x) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 3.1, 3.2, 3.3, 3.6, 3.17, 3.18,
4.1, 4.2, 4.3, 4.6, 4.17, 4.18, 5.1, 5.2, 5.3 and 5.4 of this
Agreement, (y) the representations and warranties set forth in Sections 2.1, 2.2(a), 2.2(b), 2.2(c), 2.3, 2.6 and 2.17 of the
Andina Purchase Agreement which are incorporated by reference pursuant to Section 2.5 of this Agreement, and (z) the representations and warranties contained in the certificates delivered pursuant to Sections 8.2(f) and 8.3(b) shall survive the Closing Date without limitation as to time. The covenants, agreements and obligations contained in this Agreement shall not survive the Closing Date, except that (x) the covenants and agreements set forth in Article 1, Sections 6.1(b), 6.3, 6.4, 6.5, 6.8, 6.10 and 9.7, this Article 10 and Article 12 shall survive the Closing Date without limitation as to time, (y) the covenants and agreements set forth in Article 1, Sections 4.2(b), 4.8 and 6.3, Article 7 and Article 9 of the Andina Purchase Agreement which are incorporated by reference pursuant to Section 6.9 of this Agreement shall survive the Closing Date without limitation as to time, and (z) the covenants and agreements set forth in Section 6.11 of this Agreement and the covenants and agreements set forth in Section
4.6 of the Andina Purchase Agreement which are incorporated by reference pursuant to Section 6.9 of this Agreement shall survive the Closing Date until one month after the completion of the Preemptive Rights Offering and the Reclassification.
Any claim for indemnification under this Article 10 must be made in writing within the applicable survival period. Each of the parties hereto acknowledges that (a) it is a sophisticated institution capable of evaluating the risks inherent in the transactions contemplated hereby, and (b) it and its counsel have been afforded an adequate opportunity to conduct, and have in fact conducted, a due diligence investigation with respect to each of the transactions contemplated hereby to the extent they consider appropriate.

     10.2 INDEMNIFICATION BY ANDINA PARTIES.

          (a) Except as otherwise limited by this Article 10 and subject to the limitations on survival set forth in Section 10.1, the Andina Parties, jointly and severally (except as otherwise provided in this Agreement), shall indemnify and hold harmless KO, TCCC Argentina and Interamerican, their respective officers, directors, shareholders (direct and indirect, including KO), employees, agents and representatives and their successors and permitted assigns (each, an "Indemnified KO Party") and Citicorp and SPC, their respective officers, directors, shareholders (direct and indirect), employees, agents and representatives and their successors and permitted assigns (each, an "Indemnified SPC Party") against and in respect of:

               (i) if this Agreement is terminated prior to the Closing, any and all claims, losses, liabilities, damages and reasonable costs and expenses directly or indirectly suffered or incurred or disbursed by any Indemnified KO Party or any Indemnified SPC Party as a result of, or with respect to, any breach of or noncompliance by any Andina Party with any representation, warranty, covenant or agreement of any Andina Party contained in this Agreement;

               (ii) if the Closing occurs, any and all claims, losses, liabilities, damages and reasonable costs and expenses directly or indirectly suffered or incurred or disbursed by any Indemnified KO Party or any Indemnified SPC Party as a result of, or with respect to, any breach of or noncompliance by any Andina Party with any representation, warranty, covenant or agreement of any Andina Party contained in this Agreement which, pursuant to Section 10.1 hereof, is stated to survive the Closing Date; and

               (iii) any and all actions, suits, claims, proceedings, investigations, audits, penalties, fines, judgments, reasonable costs (including court costs) and other expenses (including, without limitation, reasonable legal and accounting fees and expenses) incident to any of the foregoing.

          (b) Any amounts owed to any Indemnified KO Party or Indemnified SPC Party as a result of a breach of a representation, warranty, covenant or agreement set forth in
(x) Article 1, Section 2.1, 2.2, 2.3, 6.8, 6.10 or 9.7 or in
the certificate delivered pursuant to Section 8.2(f) or (y)
Article 1 or Sections 2.1, 2.2(a), 2.2(b), 2.2(c), 2.3, 2.6,
2.17 or 6.3 of the Andina Purchase Agreement which are incorporated by reference herein (in the case of each of (x) and (y) other than amounts owed to any Indemnified KO Party or Indemnified SPC Party if this Agreement or the Andina Purchase Agreement is terminated prior to the Closing) shall be satisfied by transfer by the Majority Shareholders to such Indemnified KO Party or Indemnified SPC Party of shares of Common Stock (or, after the Reclassification, equal numbers of shares of Class A Stock and Class B Stock) equal in value to the amount of any indemnification payment which is owed to such Indemnified SPC Party.

          (c) Any amounts owed to any Indemnified KO Party or Indemnified SPC Party (x) as a result of a breach of a representation, warranty, covenant or agreement set forth in this Agreement or incorporated by reference in this Agreement if this Agreement or the Andina Purchase Agreement is terminated prior to the Closing or (y) as a result of a breach of a representation, warranty, covenant or agreement set forth in (A) Sections 2.4, 6.1(b), 6.3, 6.4, 6.5, 6.11 or Article 12
of this Agreement, or (B) Section 4.2(b), 4.6 or 4.8 or Article 9 of the Andina Purchase Agreement which are incorporated by reference herein shall not be required to be satisfied in stock, but shall instead be satisfied by the direct assertion against the Andina Parties of such indemnification claims to be satisfied out of the assets or cash of the Andina Parties.

          (d)  A breach of the covenants contained in
Section 6.4 of this Agreement shall give rise to an indemnification obligation pursuant to this Section 10.2 only in the event that such breach is determined to have directly caused the failure of either of the exchanges of capital stock of CIPET or INTI pursuant to this Agreement to qualify as a tax-free reorganization for U.S. income tax purposes. For this purpose, the items subject to indemnification shall include, but not be limited to, all federal, state and local tax liabilities (including interest and penalties) arising directly out of such breach. Any indemnification payment made pursuant to this Article 10 as a result of a breach of Section 6.4 of this Agreement shall be made on an after-tax basis in an amount sufficient to place the Indemnified KO Party in the same after-tax economic position (after taking into account any Taxes imposed on or by reason of the indemnification payment and any tax benefit actually realized by an Indemnified KO Party as a result thereof) as if the provisions contained in Section 6.4 of the Agreement had not been breached. If any Andina Party has paid an indemnity obligation as a result of a breach of
Section 6.4 of this Agreement prior to the time an offsetting tax benefit is "actually realized" by a KO Party as a result of the payment, incurrence or accrual of such indemnity obligation, such KO Party shall pay, or cause to be paid, to such Andina Party the appropriate amount of any such offsetting tax benefit within 60 days of the date on which the tax return or other filing claiming the realization of such offsetting tax benefit is filed; provided, however, that Andina shall not be entitled to receive an amount in excess of all amounts previously paid by Andina pursuant to this Section 10.2 as a result of a breach of Section 6.4 of this Agreement; and provided, further, that if there is a subsequent determination on the part of a taxing authority that such KO Party was not entitled to all or any part of such offsetting tax benefit, such Andina Party shall repay, or cause to be repaid, to such KO Party the amount of such offsetting tax benefit to which the taxing authority has determined that the KO Party is not entitled. For purposes of the preceding sentence, a tax benefit shall be treated as having been "actually realized" to the extent, and at such time as, any amount of taxes actually paid or payable by any KO Party is reduced below the amount of taxes that any such entity would have been required to pay absent the utilization of such tax benefit.

     10.3 INDEMNIFICATION BY KO, TCCC ARGENTINA AND
INTERAMERICAN.

          (a) Except as otherwise limited by this Article 10 and subject to the limitations on survival set forth in
Section 10.1, KO, TCCC Argentina and Interamerican, jointly and severally, shall indemnify and hold harmless the Andina Parties, their respective officers, directors, shareholders (direct and indirect), employees, agents and representatives and their successors or permitted assigns (each, an "Indemnified Andina Party") and each Indemnified SPC Party against and in respect of:

          (i) if this Agreement is terminated prior to Closing, any and all claims, losses, liabilities, damages, reasonable costs and expenses directly or indirectly suffered or incurred or disbursed by any Indemnified Andina Party or any Indemnified SPC Party as a result of, or with respect to, any breach of or noncompliance by any KO Party with any representation, warranty, covenant or agreement of any KO Party contained in this Agreement;

          (ii) if the Closing occurs, any and all claims, losses, liabilities, damages and reasonable costs and expenses directly or indirectly suffered or incurred or disbursed by any Indemnified Andina Party or any Indemnified SPC Party as a result of, or with respect to, any breach of or noncompliance by any KO Party with any representation, warranty, covenant or agreement of any KO Party contained in this Agreement which, pursuant to Section 10.1 hereof, is stated to survive the Closing Date; and

          (iii) any and all actions, suits, claims, proceedings, investigations, audits, penalties, fines, judgments, costs (including court costs) and other expenses (including, without limitation, reasonable legal and accounting fees and expenses) incident to any of the foregoing.

          (b) Except as otherwise limited by this Article 10 and subject to the limitations contained herein, if the Closing occurs, KO and Interamerican, jointly and severally, shall indemnify and hold harmless the Indemnified Andina Parties against and in respect of 78.7% of all Indemnifiable INTI Taxes (as defined below). The Andina Parties shall be responsible for all other Unpaid INTI Taxes (as defined below). No claim for indemnification may be made under this Section 10.3(b) by the Andina Parties except with respect to any Indemnifiable INTI Taxes for which within six years from the date of this Agreement the relevant taxing authority has asserted a claim and the Andina Parties have provided the KO Parties with prompt written notice of such claim or, if such claim is asserted in the last week of such six-year period, no later than one week after the assertion of such claim.

          (c)  As used in this Agreement:

          "Unpaid INTI Taxes" shall mean any income or social security taxes of INTI which are required to be paid by INTI in respect of any period ended prior to August 28, 1996 and which have neither been paid nor accrued as liabilities for taxes on the books and records of INTI.

          "INTI Tax Claim Cap" shall mean the first U.S. $6,885,000 of principal amount of claims asserted by the relevant taxing authorities following the date of this Agreement in respect of Unpaid INTI Taxes (i.e., whether or not KO decides to dispute such claims or settle such claims for a lesser amount with the relevant taxing authority, the principal amount of each claim in respect of Unpaid INTI Taxes as asserted by the relevant taxing authority shall be applied to reduce the U.S. $6,885,000 cap).

          "Indemnifiable INTI Taxes" shall mean the principal amount of any claims with respect to Unpaid INTI Taxes to the extent that the aggregate principal amount of such claims as asserted by the relevant taxing authorities is less than or equal to the INTI Tax Claim Cap and any penalties or interest associated with such claims the aggregate principal amount of which as asserted by the relevant taxing authorities is below the INTI Tax Claim Cap. When a cumulative amount of claims has been received from the relevant taxing authorities and the principal amount of such claims as asserted by the relevant taxing authorities exceeds the INTI Tax Claim Cap, with respect to the last claim asserted which results in the INTI Tax
Claim Cap being exceeded (the "Bridge Claim"), the term "Indemnifiable INTI Taxes" will include the principal amount of the Bridge Claim only to the extent of the remaining amount of the INTI Tax Claim Cap, and, if the KO Parties decide to defend such claim as provided in Section 10.6, the term "Indemnifiable INTI Taxes" will include any penalties or interest associated with the Bridge Claim. The Andina Parties will be responsible for the principal amount of the Bridge Claim to the extent it exceeds the remaining amount of the INTI Tax Claim Cap, and if the KO Parties choose not to defend such claim, the Andina Parties will be responsible for any penalties or interest associated with the Bridge Claim.

          (d) Except as otherwise limited by this Article 10 and subject to the limitations contained herein, if the Closing occurs and there is a final determination with respect to the Rio Cuarto Tax Dispute (as defined below) to the effect that INTI is not entitled to a refund of all of the amounts previously paid to the Rio Cuarto Municipality in respect of such Rio Cuarto Tax Dispute, KO and Interamerican, jointly and severally, shall indemnify and hold harmless the Indemnified Andina Parties against and in respect of 78.7% of the Rio Cuarto Amount (as defined below), provided that the aggregate, cumulative liability of KO and Interamerican under this Section 10.3(d) shall not exceed 78.7% times U.S. $304,711.29.

          (e)  As used in this Agreement:

          "Rio Cuarto Tax Dispute" shall mean the dispute described in Item 1 of Schedule 3.16 to this Agreement.

          "Rio Cuarto Amount" shall mean (i) the portion, if any, of the amounts previously paid by INTI to the Rio Cuarto Municipality in respect of the Rio Cuarto Tax Dispute with respect to which it is finally determined that INTI is not entitled to a refund less (ii) any amounts recovered by INTI from other cities within the Cordoba province or otherwise in respect of the matter described in Item 1 of Schedule 3.16 to this Agreement.

          (f) The Andina Parties agree to use their reasonable, good faith efforts to refrain from taking any actions which could reasonably be expected to increase the amount of Unpaid INTI Taxes or the Rio Cuarto Amount or increase the likelihood that a taxing authority will assert a claim with respect to Unpaid INTI Taxes or the Rio Cuarto Amount, and the Andina Parties shall use their reasonable, good faith efforts to take such actions as, to their knowledge, could reasonably be expected to mitigate any such amounts and the likelihood that a taxing authority will assert a claim with respect to such amounts.

     10.4 INDEMNIFICATION BY CITICORP AND SPC. Except as otherwise limited by this Article 10 and subject to the limitations on survival set forth in Section 10.1, Citicorp and SPC shall indemnify and hold harmless the Andina Indemnified Parties and the KO Indemnified
Parties against and in respect of:

          (a) any and all claims, losses, liabilities, damages, reasonable costs and expenses directly or indirectly suffered or incurred or disbursed by and Andina Indemnified Party or any KO Indemnified Party as a result of, or with respect to, any breach of or noncompliance by either Citicorp or SPC with any representation, warranty, covenant or agreement of Citicorp or SPC contained in this Agreement; and

          (b) any and all actions, suits, claims, proceedings, investigations, audits, penalties, fines, judgments, costs (including court costs) and other expenses (including, without limitation, reasonable legal and accounting fees and expenses) incident to any of the foregoing.

     10.5 NOTICE OF CLAIM. If any Indemnified KO Party or any Indemnified Andina Party (either, as the case may be, an "Indemnified Party") believes that it has suffered or incurred or disbursed any claims, losses, liabilities, damages, and reasonable costs and expenses for which it is entitled to such indemnification (hereinafter, collectively, a "Loss" or "Losses"), such Indemnified Party shall promptly notify the party or parties from whom indemnification is being claimed (the "Indemnifying Parties") and shall provide them with sufficient information as is then available. If any legal action or Tax Claim (as hereinafter defined) is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Losses, such Indemnified Party shall promptly notify the Indemnifying Parties of such action. The failure of an Indemnified Party to give any notice required by this
Section 10.5 shall not affect any of such party's rights under this
Article 10 except to the extent such failure is actually prejudicial to the rights or obligations of the Indemnifying Parties. The Indemnified Party shall promptly deliver to the Indemnifying Parties copies of all notices and documents (including court papers) received by the Indemnified Party relating thereto. As used in this Agreement, the term "Tax Claim" means a written assertion by the U.S. Internal Revenue Service or other taxing authority of a proposed adjustment to be made with respect to taxes for which an indemnification obligation would arise hereunder.

     10.6 THIRD PARTY CLAIMS.  If a claim made pursuant to this
Article 10 arises out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances relating thereto, the Indemnifying Parties shall have sixty (60) days after receipt of the notice referred to in
Section 10.5 to notify the Indemnified Party that they elect to conduct and control such action. If the Indemnifying Party does not give the foregoing notice, the Indemnified Party shall have the right to defend, contest, settle or compromise such action in the exercise of its reasonable discretion, and the Indemnifying Parties shall, upon request from the Indemnified Party, promptly pay to such Indemnified Party, in accordance with the other terms of this
Article 10, the amount of any Losses for which indemnification is provided hereunder provided, however, that, the Indemnifying Party will not be subject to any liability for any settlement made without its written consent, which consent will not be unreasonably withheld. If the Indemnifying Parties give the foregoing notice, the Indemnifying Parties shall have the right to undertake, conduct and control, through counsel of their own choosing and at their sole expense, the conduct and settlement of such action and the Indemnified Parties shall cooperate with the Indemnifying Parties in connection therewith; provided that, except as provided in the last sentence of this Section 10.6, (a) the Indemnifying
Parties shall not, without the written consent of the Indemnified Party, enter into any settlement the effect of which is to create or impose any lien upon any of the properties or assets of such Indemnified Party; (b) the Indemnifying Parties shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action to the Indemnified Party; (c) the

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

Indemnifying Parties shall not enter into any settlement the effect of which is to permit any injunction, declaratory judgment or other nonmonetary relief to be entered against any Indemnified Party; (d) the Indemnifying Parties shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party, with the fees and expenses of such counsel borne by the Indemnified Party unless under then applicable standards of professional conduct a conflict of interest would exist, or be reasonably foreseeable to arise, between the Indemnifying Parties and the Indemnified Party in which event such fees and expenses of such counsel shall be borne by the Indemnifying Parties, but under no circumstances shall the Indemnifying Parties be required to pay the expenses of more than one such separate counsel in connection with such claim; and (e) except as otherwise provided in this Agreement, the Indemnifying Parties shall agree promptly to reimburse the Indemnified Party for the full amount of any Losses resulting from such action (except for expenses borne by the Indemnified Party pursuant to clause (d) hereof) incurred by the Indemnified Party, including reasonable fees and expenses of counsel for the Indemnified Party. Notwithstanding the foregoing, the KO Parties shall have complete authority over the defense, contest, conduct, settlement and compromise of any claim, action, suit or proceeding with respect to Indemnifiable INTI Taxes and the Rio Cuarto Tax Dispute (including, without limitation, the filing of moratorium regimes and payment plans), and, if they so elect, the Bridge Claim, and the limitations set forth in the proviso to the preceding sentence shall not apply with respect to such claims.


                           ARTICLE 11
                           TERMINATION

     11.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated at any time prior to the Closing Date, whether before or after the Special Meeting and the Preemptive Rights Offering (as defined in the Andina Purchase Agreement):

          (a)  by mutual agreement of Andina, the Majority
Shareholders, TCCC Argentina, Interamerican and KO (with notice to Citicorp and SPC);

          (b) by Andina, if the conditions set forth in Sections 9.1 and 9.3 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the INTI Parties and the CIPET Parties on or before April 30, 1997;

          (c) by TCCC Argentina and Interamerican, if the conditions set forth in Sections 9.1 and 9.2 hereof shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Andina Parties on or before April 30, 1997; and

          (d) by any party, if the Andina Purchase Agreement shall have been terminated in accordance with its terms (without any breach of the Andina Purchase Agreement by such party).

     11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to this Article 11, this Agreement shall forthwith become void and there shall be no liability on the part of any party or its respective officers, directors or shareholders, except for obligations under Sections 6.1(b) and 6.3, Article 7, Article 10, this Section 11.2 and Sections 12.11 and 12.17, all of which shall survive the termination; provided, however, that termination pursuant to this Article 11 prior to the Closing due to a breach of any representation, warranty, covenant or agreement contained in this Agreement or any other Operative Agreement shall not relieve a defaulting or breaching party from any liability to the other party or parties hereto (whether or not such representation, warranty, covenant or agreement would have survived the Closing Date).


                         ARTICLE 12
                       MISCELLANEOUS

     12.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Operative Agreements contain the entire agreement among the parties hereto with respect to the transactions contemplated herein and therein, and supersede all prior agreements and negotiations and oral understandings relating to the subject matter hereof and thereof; provided that this provision is not intended to abrogate any other written agreement between the parties executed contemporaneously with or after this Agreement; and provided further that neither this Agreement nor any of the other Operative Agreements is intended to amend or modify any of the terms or provisions of any of the bottlers' agreements between KO and Andina or any of the subsidiaries of Andina. In the event of any conflict or inconsistency between the terms of this Agreement with the terms of any such bottlers' agreements with respect to the subject matter governed by such bottlers' agreements, the terms of such bottlers' agreements shall control. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

     12.2 SUCCESSORS AND ASSIGNS. This Agreement and the rights of a party hereunder may not be assigned, and the obligations of a party hereunder may not be delegated, in whole or in part, without the prior written consent of all other parties hereto, except that the rights and obligations of Interamerican and TCCC Argentina may be assigned or delegated to KO or to any subsidiary of KO, provided that such assignment shall not relieve the assignor of its obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

     12.3 SCHEDULES AND EXHIBITS.  This Agreement includes all
Schedules and Exhibits referred to herein and attached hereto.

     12.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument.

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

     12.5 HEADINGS. The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the interpretation hereof.

     12.6 MODIFICATION AND WAIVER. Any rights arising under this Agreement may be waived in writing at any time by the party holding the same. No waiver of any right shall be deemed to or shall constitute a waiver of any other rights hereunder (whether or not similar).

     12.7 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage and fees prepaid:

if to Andina or     Embotelladora Andina S.A.
to Atlantico:       Avenida Andres Bello No. 2687 Piso 20
                    Casilla 7187
                    Santiago, Chile
                    Attention:  Chief Executive Officer
                    Telefax No.:  562/338/0510

with a copy to:     Embotelladora Andina S.A.
                    Avenida Andres Bello No. 2687 Piso 20
                    Casilla 7187
                    Santiago, Chile
                    Attention: General Counsel
                    Telefax No.:  562/338/0570

if to the Majority  Inversiones Freire Ltda.
Shareholders:       Inversiones Freire Dos Ltda.
                    c/o Portaluppi, Guzman y Bezanilla
                    Huerfanos 863 Piso 9
                    Santiago, Chile
                    Attention:  Eugenio Guzman
                    Telefax No.:  562/638/3934

if to KO, Interamerican
or TCCC Argentina:  The Coca-Cola Company
                    One Coca-Cola Plaza, N.W.
                    Atlanta, Georgia 30313
                    Attention:  Chief Financial Officer
                    Telefax No.:  (404) 676-8683
with a copy to:     The Coca-Cola Company
                    One Coca-Cola Plaza, N.W.
                    Atlanta, Georgia 30313
                    Attention: General Counsel
                    Telefax No.:  (404) 676-6209

if to Citicorp:     Citicorp Banking Corporation
                    Avenida Andres Bello No. 2687 Piso 7
                    Casilla 7187
                    Santiago, Chile
                    Attention:  General Legal Counsel
                    Telefax No.:  562/338/8138

if to SPC prior to  Bottling Investment Limited
the Closing Date:   Avenida Andres Bello No. 2687 Piso 7
                    Casilla 7187
                    Santiago, Chile
                    Attention:  General Legal Counsel
                    Telefax No.:  562/338/8138

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered personally or by telecopy transmission or by mail in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party.

     12.8 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO THE
CONFLICTS OF LAW PRINCIPLES THEREOF.

     12.9 CONSTRUCTION. No provision of this Agreement or other Operative Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental authority by reason of such party's having or being deemed to have structured or drafted such provision.

     12.10 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of injunctions, in order to enforce specifically the provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

     12.11     CONSENT TO JURISDICTION, ETC.

          (a) Each of the parties hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any of the other Operative Agreements (for purposes of this Section, a "Legal Dispute") may be brought to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, New York, United States of America or, in the event (but only in the event) such court does not have subject matter jurisdiction over such action, suit or proceeding, in the courts of the State of New York sitting in the City of New York, New York, United States of America.

          (b) Each of the parties hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding referred to in
Section 12.11(a), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each of the Andina Parties hereby irrevocably appoints CT Corporation System (the "Agent for Service") as its agent to receive on its behalf service of copies of the summons and complaint and any other process which may be served in any such action, suit or proceeding. Such service may be made by mailing or delivering a copy of such process to such Andina Party in care of the Agent for Service at the address of the Agent for Service in the State of New York, United States of America, and each Andina Party hereby irrevocably authorizes and directs the Agent for Service to accept such service on its behalf.

          (c) Each party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 12.11 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     12.12 TRANSLATIONS. This Agreement has been executed, and all amendments, supplements, modifications or replacements hereto shall be made, in the English language. This Agreement may be translated into the Spanish language for convenience of one or more of the parties hereto, provided that in case of discrepancies the English version shall prevail in all cases.

     12.13 NO THIRD-PARTY BENEFICIARIES. Except as otherwise specifically provided herein, nothing in this Agreement is intended to confer upon any person other than the parties thereto any rights or remedies.

     12.14 "INCLUDING". Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

     12.15 REFERENCES. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

     12.16 MATERIAL ADVERSE EFFECT. As used in this Agreement, the term "Material Adverse Effect" means (a) when used with reference to any of the Andina Parties, a material adverse effect on (i) the financial condition or business of Andina and the Andina Subsidiaries, taken as a whole or (ii) the ability of Andina, the Majority Shareholders, Atlantico or any other Andina Subsidiary to consummate the transactions contemplated by this Agreement; (b) when used with reference to any of the CIPET Parties, a material adverse effect on (i) the financial condition or business of CIPET, taken as a whole or (ii) the ability of TCCC Argentina to consummate the transactions contemplated by this Agreement; (c) when used with reference to any of the INTI Parties, a material adverse effect on
(i) the financial condition or business of INTI, taken as a whole or
(ii) the ability of Interamerican to consummate the transactions contemplated by this Agreement; and (d) when used with reference to Citicorp or SPC, a material adverse effect on the ability of Citicorp or SPC to consummate the transactions contemplated by this Agreement.

     12.17 EXPENSES. Except as otherwise agreed herein or in any other agreement between the parties entered into on or subsequent to the date hereof, each party hereto shall pay all costs and expenses incurred by such party or its subsidiaries or affiliates or on its or their behalf in connection with this Agreement and the transactions contemplated hereby, including any stock transfer taxes, recording fees or other similar taxes, any brokerage fees, commissions or finder's fees, and any fees and expenses of its or their own financial consultants, accountants and counsel.

     12.18 EXCHANGE RATE. To the extent that any amount specified herein in a particular currency is paid in another country in the currency of that country, the amount paid shall be converted into the specified currency at the average of the conversion rates for such currencies as announced by Citicorp, N.A., New York, New York. For purposes hereof, the "conversion rate" shall be the average of the buy and sell conversion rates for commercial transactions at the end of the business day prior to the business day on which such amount is paid.

     12.19 SEVERABILITY. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each party waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

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     IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be signed by their duly authorized representatives on the date first above written.

                                 EMBOTELLADORA ANDINA S.A.


                                 By:  /s/ Jose Said S.
                                       Name:  Jose Said S.
                                       Title:  Chairman of the Board

                                 By:  /s/ Jose Antonio Garces
                                      Name:  Jose Antonio Garces
                                      Title:  Director


                                 INVERSIONES DEL ATLANTICO S.A.


                                 By:   /s/ Jaime Garcia
                                       /s/ Pedro Pellegrini
                                       Name:  Jaime Garcia/Pedro Pellegrini
                                       Title:  Attorneys-in-fact


                                 INVERSIONES FREIRE LTDA.


                                 By:  /s/ Jose Said S.
                                      Name:  Jose Said S.
                                      Title:  Attorney-in-fact

                                 By:  /s/ Jose Antonio Garces
                                      Name:  Jose Antonio Garces
                                      Title:  Attorney-in-fact

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

                                 INVERSIONES FREIRE DOS LTDA.


                                 By:  /s/ Jose Said S.
                                      Name:  Jose Said S.
                                      Title:  Attorney-in-fact

                                 By:  /s/ Jose Antonio Garces
                                      Name:  Jose Antonio Garces
                                      Title:  Attorney-in-fact


                                 THE COCA-COLA COMPANY


                                 By:  /s/ Weldon H. Johnson
                                      Name:  Weldon H. Johnson
                                      Title:  Senior Vice President


                                 COCA-COLA INTERAMERICAN
                                 CORPORATION


                                 By:  /s/ Weldon H. Johnson
                                      Name:  Weldon H. Johnson
                                      Title:  Vice President



                                 COCA-COLA DE ARGENTINA S.A.


                                 By:  /s/ Fernando Marin
                                      Name:  Fernando Marin
                                      Title:  Attorney-in-fact

                                 CITICORP BANKING CORPORATION


                                 By:  /s/ Diego Peralta V.
                                      Name:  Diego Peralta V.
                                      Title:  Authorized Officer


                                 BOTTLING INVESTMENT LIMITED


                                 By:  /s/ Diego Peralta V.
                                      Name:  Diego Peralta V.
                                      Title: Chairman of the Board